Exhibit 10.10

Execution Version

REVOLVING CREDIT AGREEMENT

Dated as of January 24, 2022

among

DESRI HOLDINGS, L.P.

prior to the IPO Incremental Closing Date,

and

DESRI INC.,

from and after the IPO Incremental Closing Date

(as Borrower)

KEYBANK NATIONAL ASSOCIATION
(as Administrative Agent, Collateral Agent, Issuing Bank)

and

THE LENDERS PARTY HERETO

Revolving Credit, Term Loan and Letter of Credit Facility

i

v

List of Schedules and Exhibits

Schedules:

Schedule I	List of Lenders and Commitments
Schedule I-A	Notice Addresses
Schedule 3.02	Existing Letters of Credit
Schedule 5.03	Excepted Liens
Schedule 5.04	Supplemental Disclosures
Schedule 5.06	Litigation
Schedule 5.14	Ownership Structure

Exhibits:

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Interest Rate Notice
Exhibit C	Form of Note
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT dated as of January 24, 2022, is by and between (i) until the occurrence of the IPO Incremental Closing Date, DESRI HOLDINGS, L.P., a Delaware limited partnership (the “Initial Borrower”), and following the occurrence of the IPO Incremental Closing Date, DESRI inc., a Delaware corporation (the “Incremental Borrower” and, together with the Initial Borrower prior to the IPO Incremental Closing Date, the “Borrower”), (ii) the lending institutions that are parties hereto as Lenders (as defined below) which as of the date of this Agreement, consist of those Lenders listed on Schedule I, (iii) KEYBANK NATIONAL ASSOCIATION, acting in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”, and together with the Administrative Agent, collectively referred to as the “Agents”, and individually as an “Agent”) (the Borrower, the Lenders (as defined below) and the Administrative Agent and the Collateral Agent are hereinafter sometimes collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H:

WHEREAS, the Lenders parties hereto have agreed to make loans to the Borrower and to provide for the issuance of letters of credit for the account of the Borrower in the maximum aggregate principal amount of $150,000,000 (as the same may be increased pursuant to the terms and conditions hereof), and to provide to the Borrower, as a sub-limit of such $150,000,000 maximum aggregate principal amount of loans, Tranche B Loans (as defined below) in the maximum aggregate principal amount of $15,000,000, in each case, for the general corporate purposes of the Borrower as set forth in greater detail herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01 Definitions. The following terms have the respective meanings set forth in this Section 1.01 or elsewhere in the provisions of this Agreement referred to below:

“Acquisition Date” means the date upon which any one or more of the Loan Parties consummates an acquisition of Equity Interests and/or other property permitted pursuant to Section 6.16.

“Actions” has the meaning specified in Section 11.04.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Applicable Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified in Section 2.05(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Additional Incremental Closing Date” has the meaning specified in Section 2.14(b)(iii).

“Additional Incremental Commitments” has the meaning specified in Section 2.14(a)(ii).

“Additional Incremental Lenders” means those Lenders listed on Schedule I as of the Additional Incremental Closing Date.

“Additional Incremental Revolving Commitment” has the meaning specified in Section 2.14(a)(ii).

“Additional Incremental Revolving Loans” has the meaning specified in Section 2.14(a)(ii).

“Additional Incremental Term Commitment” has the meaning specified in Section 2.14(a)(ii).

“Additional Incremental Term Loans” has the meaning specified in Section 2.14(a)(ii).

“Administrative Agent” has the meaning given to such term in the Preamble.

“Affiliated Indemnitees” has the meaning specified in Section 11.04.

“Agents” have the meanings given to such terms in the Preamble.

“Agreement” means this Revolving Credit Agreement dated as of January 24, 2022.

“Agreement Effective Date” means the date on which all of the conditions set forth in Section 7.01 shall have been satisfied or waived by the Lenders and the Administrative Agent.

“Applicable Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.

“Applicable Rate” means the applicable percentage per annum set forth below determined by reference to the Borrower Leverage Ratio (a) as of the Agreement Effective Date, as set forth in the certificate delivered by the Borrower pursuant to Section 7.01(f), assuming the most recent Measurement Period ended on September 30, 2021, (b) from and after the Agreement Effective Date and until the first Compliance Certificate delivered by the Borrower hereunder, as certified in the applicable Borrowing Notice or notice delivered by the Borrower pursuant to Section 3.02(a), as applicable, assuming the most recent Measurement Period ended on September 30, 2021 and (c), thereafter, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.04(b) or (c):

Pricing Level	Borrower Leverage Ratio	Applicable Rate
		Term SOFR (Letters of Credit)	Base Rate Prime Rate
1	<3.00:1.00	1.500%	0.500%
2	≥3.00:1.00 but <4.00:1.00	1.625%	0.625%
3	≥4.00:1.00	1.750%	0.750%

Any increase or decrease in the Applicable Rate resulting from a change in the Borrower Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(b) or (c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section (giving effect to the period allowed in such Section for delivery of a Compliance Certificate), then, upon the request of the Majority Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.05(e).

“Applicable Term SOFR Adjustment” means the percentage set forth below for the corresponding Interest Period that is then in effect with respect to each Term SOFR Loan:

Interest Period	Percentage
Up to 1-month	0.10%
Greater than 1-month and up to 3-month	0.15%
Greater than 3-month	0.25%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b) and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.11(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Case Model” means a projection of Covenant Cash Flows delivered to the Administrative Agent on the Agreement Effective Date.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means all or any portion of any Loan bearing interest calculated by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) for the applicable Benchmark Replacement Date:

(a)       Daily Simple SOFR; or

(b)       the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Covenant Cash Flow of the Borrower to (b) Interest Charges of the Borrower, in each case, for the most recently completed Measurement Period, as such ratio is calculated in accordance with the formula set forth in the Base Case Model.

“Borrower Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt of the Borrower as of such date to (b) Covenant Cash Flow of the Borrower for the most recently completed Measurement Period, as such ratio is calculated in accordance with the formula set forth in the Base Case Model.

“Borrower” has the meanings given to such terms in the Preamble.

“Borrower General Partner Interest” means the non-economic management interest of DESRI Holdings General Partner, L.L.C. in the Initial Borrower (in its capacity as general partner without reference to any limited partner interest), which includes any and all rights, powers and benefits to which such general partner is entitled as provided in the Limited Partnership Agreement of the Initial Borrower (the “Borrower Partnership Agreement”), together with all obligations of such general partner to comply with the terms and provisions of the Borrower Partnership Agreement.

“Borrowing” means the drawing down by the Borrower of a Loan or Loans from the Lenders on any given Borrowing Date.

“Borrowing Date” means the date on which any Loan is made or to be made.

“Borrowing Notice” means a certificate to be provided pursuant to Section 2.02(a), in substantially the form set forth in Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day other than (a) Saturday or Sunday or (b) a day on which banking institutions in New York City, New York are required or authorized to close.

“Capitalized Leases” means, with respect to any Person, leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Loan Parties or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)       readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)       time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(c)       commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-l” (or the then equivalent grade) by Standard & Poor’s, in each case with maturities of not more than 12 months from the date of acquisition thereof; and

(d)      Investments, classified in accordance with generally accepted accounting principles as current assets of the Loan Parties or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or Standard & Poor’s, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the Agreement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including, without limitation, Regulation D) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, for purposes of the increased cost provisions in Section 4.04 or Section 4.05, any changes with respect to capital adequacy or liquidity which result from (i) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III” (meaning the capital regulations promulgated by relevant Governmental Authorities implementing the Basel III Global Regulatory Framework for more Resilient Bank and Banking Systems, including transition rules, and any amendments to such regulations adopted), to strengthen the regulation, supervision and risk management of the banking sector), shall in each case be deemed to be a “change of law” as to which an affected Lender is entitled to compensation to the extent such request, rule, guideline or directive is either (1) enacted, adopted or issued after the Agreement Effective Date (but regardless of the date the applicable provision of the Dodd-Frank Act or Basel III to which such request, rule, guideline or directive relates was enacted, adopted or issued) or (2) enacted, adopted or issued prior to the Agreement Effective Date but either (A) does not require compliance therewith, or (B) which is not fully implemented until after the Agreement Effective Date and which entails increased cost related thereto that cannot be reasonably determined as of the Agreement Effective Date.

“Change of Control” means the occurrence of any of the following at any time prior to the IPO Incremental Closing Date:

(a)       DESRI Holdings General Partner, L.L.C. ceases to hold one hundred percent (100%) of the Borrower General Partner Interest; or

(b)       D. E. Shaw & Co., LP ceases to own directly or indirectly (i) at least 50.1% of the voting interests of the Borrower, (ii) at least 33¬ 1/3% of the economic interests (it being understood that “economic interests” for purposes of this definition, shall only take into account distributions) of the Borrower, or (iii) more of the economic interests of the Borrower than any other Person;

provided, that in no case shall the occurrence of the IPO or any of the transactions related thereto or consummated in connection therewith be deemed to be or to cause a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning given to such term in the Preamble.

“Collateral Documents” means, collectively, the Security Agreement, the Deposit Account Control Agreement, and each of the mortgages, intellectual property security agreements, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Termination Condition” means the Borrower shall have obtained, on the applicable date of determination, a non-credit enhanced long-term senior unsecured credit rating (that has not been suspended, withdrawn or terminated) of (i) Baa3 or greater from Moody’s or BBB- or greater from S&P or (ii) BBB- or greater from Fitch and BBB- or greater from KBRA; provided, in each case, that in the event of a split rating, the lowest of the available ratings shall apply.

“Collateral Termination Date” means the date on which the Collateral Termination Conditions have been satisfied, as notified and evidenced in writing by the Borrower to the Administrative Agent (for further distribution to the Lenders and the Issuing Banks).

“Commitment” means, when used with reference to any Lender at the time any determination thereof is to be made, individually or collectively, as the context may require, the obligation of such Lender to make the Revolving Loan Commitment, the Tranche B Loan Commitment or L/C Advances pursuant to Section 3.03, or the Incremental Commitments pursuant to Section 2.14, or, where the context so requires, the amount of such obligation which is set forth on Schedule I opposite such Lender’s name as its Commitment, in each case as the same may be increased or reduced from time to time in accordance with the terms of this Agreement.

“Commitment Availability” means the quantum of Funded Debt of the Borrower that provides an Unencumbered NAV to Leverage Ratio for the most recently completed Measurement Period that is no less than the Unencumbered NAV Required Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.04(b) or (c).

“Commitment Extension Conditions” means (a) the consummation of the IPO no later than the date that is twelve (12) months after the Agreement Effective Date and in an amount not less than $250,000,000 and (b) either (x) from and after the Unencumbered NAV Trigger Date, the Borrower is in compliance with Section 6.13(a)(iv) or (y) the Borrower has elected to demonstrate (and demonstrates) compliance with Section 6.13(a)(iv) prior to the Unencumbered NAV Trigger Date.

“Commitment Termination Date” means individually or collectively, as the context may require, the Revolving Loan Commitment Termination Date or the Tranche B Loan Commitment Termination Date.

“Commitments” means the aggregate Commitments of the several Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of the Responsible Officer of the Borrower to be provided pursuant to Section 6.04(b) and Section 6.04(c) substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consent Date” has the meaning specified in Section 2.11(a).

“Consenting Lender” has the meaning specified in Section 2.11(b).

“Control” means the possession, directly or indirectly, of the power to cause the direction of the management of a Person, whether through voting securities, by contract, control of the board of directors (or similar governing body), ownership or control of a majority of the equity interests in the general partner of such Person, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” or “Convert” means a conversion of all or part of any Loan of one Type into a Loan of another Type pursuant to Section 2.07 (including any such conversion made as a result of the operation of any other provision hereof).

“Covenant Cash” means at any date of determination, (1) without duplication, internally generated cash and Cash Equivalents received by the Borrower, the Project Companies and any other Subsidiaries of the Borrower, for the applicable Measurement Period, in respect of (a) distributions from Subsidiaries of the Borrower, (b) fund management, services and performance fees, (c) sales of interests in Subsidiaries of the Borrower, (d) construction management fees, (e) development services fees, (f) asset management services fees, (g) distributions from Subsidiaries of the Borrower acting as owners of land rights for affiliated Project Companies, (h) proceeds from agreements with third parties, including asset sale, royalty, earn out or similar fees to the extent not included in the foregoing clauses (a) through (g), but excluding (x) cash payments or proceeds received under any casualty insurance policy in respect of a covered loss thereunder, (y) any cash in respect of clause (c) generated during such Measurement Period (and not, for the avoidance of doubt, generated during any prior Measurement Period) which the Borrower has applied to a Restricted Payment otherwise permitted pursuant to this Agreement and (z) cash payments or proceeds received from any sales between Affiliates of the Borrower pursuant to a membership interest or asset purchase agreement or similar arrangement; provided that, other than as set forth in clause (y) above, any Restricted Payments made by the Borrower during such Measurement Period shall not be deducted from Covenant Cash for such Measurement Period, less (2) (a) corporate general and administrative expenses, including legal, accounting and other professional fees attendant to any of the foregoing items, paid in cash by the Borrower during such Measurement Period, (b) Taxes paid in cash by the Borrower and its Subsidiaries during such Measurement Period (other than any Taxes associated with proceeds of sales of assets between Affiliates of the Borrower pursuant to a membership interest or asset purchase agreement or similar arrangement and any property or sales Taxes of any Subsidiaries of the Borrower) and (c) project development expenses shown on the Borrower’s income statement under GAAP.

“Covenant Cash Flow” means, at any date of determination, an amount equal to the Covenant Cash received by the Borrower, the Project Companies and any other Subsidiaries of the Borrower during the most recently completed Measurement Period, and either (i) received by the Borrower or (ii) available for distribution to the Borrower (taking account of (a) any distribution tests or similar blocks in any tax equity or financing arrangements of any applicable Subsidiaries of the Borrower, (b) any cash reserve requirements, sweep mechanics and escrowing requirements in any tax equity or financing arrangements of any applicable Subsidiaries of the Borrower and (c) any cash sharing, diversion or percentage interest cash distributions contained in any tax equity or joint venture agreement of any Subsidiaries of the Borrower).

“CS Facility” means that certain Credit Agreement, dated as of July 20, 2020, among DESRI Financing 3, L.L.C., DESRI Portfolios Financing, L.L.C., DESRI Portfolios 2 Financing, L.L.C., various lenders and interest rate agreement counterparties, Credit Suisse AG, New York Branch, as administrative agent, funding agent, joint lead arranger and bookrunner and Zions Bancorporation, N.A., as collateral agent and joint lead arranger, as the same may be amended, modified, supplemented or refinanced.

“Cure Amount” has the meaning given such term in Section 8.01.

“Cure Period” has the meaning given such term in Section 8.01.

“Cure Right” has the meaning given such term in Section 8.01.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) may establish another convention.

“date of this Agreement” and “date hereof” means January 24, 2022.

“Declining Lender” has the meaning given such term in Section 2.12.

“Default” means an Event of Default, or an event that with notice or lapse of time or both would become an Event of Default, or the filing in any court of competent jurisdiction of any petition or application or the commencement of any case or other proceeding referred to in Section 8.01(g) so long as the same remains undismissed or unstayed.

“Defaulting Lender” means, subject to Section 4.10(b), any Lender that (a) fails to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Loan Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in any Letter of Credit) within two (2) Business Days of the date when such payment is due; (b) notifies the Loan Parties, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which condition precedents, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) fails, within three (3) Business Days after written request by the Administrative Agent, any Issuing Bank or the Loan Parties, to confirm in writing to the Administrative Agent and the Loan Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the subsequent receipt of such written confirmation by the Administrative Agent and the Loan Parties); (d) has (or has a direct or indirect parent company that has) become the subject of any Insolvency Proceeding; or (e) has become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of the preceding clauses (a) through (e) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.10(b)) upon the Administrative Agent’s delivery of Notice of such determination to the Loan Parties, each Issuing Bank and each Lender.

“Deposit Account Control Agreement” means, (i) as of the Agreement Effective Date and until the occurrence of the IPO Incremental Closing Date, the Deposit Account Control Agreement, dated as of the date hereof by and among the Initial Borrower, the Collateral Agent and Wells Fargo Bank, National Association and (ii) following the IPO Incremental Closing Date, the deposit account control agreement entered into by the Incremental Borrower, the Collateral Agent and the applicable depository bank party thereto (in substantially the same form as the Deposit Account Control Agreement referred to in clause (i) above).

“Designated Jurisdiction” means any country, region or territory or to the extent that such country, region or territory itself is the subject of any Sanction.

“DESRI Guarantees” means any guaranty provided by the Borrower for the benefit of a tax equity investor or a lender in conjunction with a tax equity financing or a debt financing.

“Disposition” or “Dispose” means the sale, transfer, lease, distribution or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means United States dollars or such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) any Lender or an affiliate of any Lender (in either instance, unless the relevant Lender is a Defaulting Lender at the time any such assignment is proposed) which is approved by each Issuing Bank, and (ii) any other Person which is approved by the Administrative Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any such assignment is effected in accordance with the provisions of Section 11.06(b), the Loan Parties, each of the foregoing approvals not to be unreasonably withheld or delayed; provided however, that none of the Borrower or its Affiliate shall qualify as an Eligible Assignee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is treated as a single employer with any Borrower under Section 414(b) or (c) of the Code or, solely with respect to potential liability under Section 412 of the Code or Section 302 of ERISA, under Section 414(m) or (o) of the Code.

“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA as to which the requirement of notice has not been waived.

“Erroneous Payment” has the meaning assigned to it in Section 10.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.13(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Non-ECP Guarantor, any Swap Obligation of such Non-ECP Guarantor if, and to the extent that, all or a portion of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation of a Non-ECP Guarantor arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), or capital or profits franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or an Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or such Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or an Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender or an Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 4.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.08(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility” means that certain Second Amended and Restated Financing Agreement, dated as of February 22, 2019, among the Initial Borrower and KeyBank National Association, as administrative agent for the lenders, collateral agent for the secured parties and issuing bank, and the lenders party thereto.

“Existing Letter of Credit” means each Letter of Credit listed in Schedule 3.02.

“Extension Date” has the meaning specified in Section 2.11(b).

“Facility Fee” has the meaning specified in Section 2.03.

“FASB ASC 810” means Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) (1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means (a) the fee letter, dated as of the date hereof, among KeyBank National Association and the Borrower, (b) the fee letter, dated as of the date hereof, among Canadian Imperial Bank of Commerce, New York Branch and the Borrower and (c) the fee letter, dated as of the date hereof, among Wells Fargo Bank, National Association and the Borrower.

“Final Loan Maturity Date” means the Loan Maturity Date of the last of the Lenders to have Commitments outstanding hereunder.

“Fitch” means Fitch Ratings, Ltd., or any successor to the ratings agency business thereof.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or collateralized in accordance with the terms hereof.

“Funded Debt” means, as of the date of any determination thereof, the following (without duplication) with respect to any Person:

(i)	all indebtedness for borrowed money of such Person (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices):

(ii)	all obligations of such Person evidenced by bonds, indentures, notes and other similar instruments;

(iii)	all obligations with respect to the deferred purchase price of property (other than as described in clause (iv) below and other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) to the extent that such obligations are absolute and fixed and not subject to any right of cancellation by such Person;

(iv)	all obligations of such Person as lessee under Capitalized Leases;

(v)	all liabilities secured by any Lien on any property owned by such Person;

(vi)	all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit;

(vii)	all net obligations of such Person under Swap Contracts in an amount equal to the Swap Termination Value thereof;

(viii)	any Mandatorily Redeemable Stock of such Person (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock);

(ix)	any indebtedness associated with a Tranche B Loan;

(x)	all obligations, contingent or otherwise, of such Person as a surety, guarantor, indemnitor, accommodation endorser, or otherwise, for or upon the obligation of any other Person (but only to the extent that the obligation guaranteed thereby has been accelerated and a claim has been made on the obligor under such obligation by the beneficiary thereof, and only to the extent of such claim); and

(xi)	all obligations under DESRI Guarantees (but only to the extent that the obligation guaranteed thereby has been accelerated and a claim has been made on the obligor under such DESRI Guarantee by the beneficiary thereof, and only to the extent of such claim).

“generally accepted accounting principles” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated.

“Governmental Authority” means, as to any Person, any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) or other governmental authority having jurisdiction over such Person or any of its business, operations or properties.

“Guarantee” means, as to any Person, any (a) obligations, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other monetary obligation of the payment or performance of such indebtedness or monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligation in respect of such indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity applications in effect on the Agreement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to indebtedness) and any DESRI Guarantee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability (after giving effect to any indemnities, rights of contribution, subrogation or other similar rights in favor of such guarantor) in respect thereof is determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meanings.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and that is maintained or contributed to by the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate could be reasonably expected to have liability, other than a Multiemployer Plan.

“Hedge Agreement” and “Swap Contract” mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article 6, and a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Immediately Available Funds” means funds with good value on the day and in the city in which payment is received.

“Increase Effective Date” has the meaning specified in Section 2.14(a).

“Incremental Borrower” has the meaning given to such term in the Preamble.

“Incremental Closing Date” means, individually or collectively, as the context may require, the IPO Incremental Closing Date and the Additional Incremental Closing Date.

“Incremental Commitments” means, individually or collectively, as the context may require, the IPO Incremental Commitments and the Additional Incremental Commitments.

“Incremental Joinder” has the meaning specified in Section 2.14(c).

“Incremental Lenders” means, individually or collectively, as the context may require, the IPO Incremental Lenders and the Additional Incremental Lenders.

“Incremental Loans” means, individually or collectively, as the context may require, the IPO Incremental Revolving Loans, the Additional Incremental Revolving Loans and the Additional Incremental Term Loans.

“Incremental Request” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitments” means, individually or collectively, as the context may require, the IPO Revolving Credit Commitments and the Additional Revolving Credit Commitments.

“Incremental Term Commitment” means, individually or collectively, as the context may require, the IPO Term Commitment and the Additional Term Commitment.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04.

“Indemnity Claim” has the meaning specified in Section 11.04.

“Initial Borrower” has the meaning given to such term in the Preamble.

“Initial Lenders” means those Lenders listed on Schedule I as of the Agreement Effective Date.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any competent court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, administrative receivership, administration, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under any U.S. Federal or state or any foreign law.

“Interest Charges” means, for any period for which such determination is being made, the excess of (A) the sum of (a) cash interest, cash premium payments, and other similar cash fees and charges paid in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with generally accepted accounting principles, (b) cash interest paid with respect to discontinued operations in each case, of or by the Borrower or (as applicable) the Borrower on a standalone basis for such period and (c) the portion of rent expense paid under Capitalized Leases that is treated as cash interest in accordance with generally accepted accounting principles, in each case, of or by the Borrower on a standalone basis for such period over (B) any cash interest income received by the Borrower or (as applicable) the Borrower on a standalone basis during such period.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar quarter; (b) as to any Term SOFR Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period and (c) as to all Loans of any Lender, the Loan Maturity Date applicable to such Lender.

“Interest Period” means, with respect to any particular Term SOFR Loan, (a) initially, the period (i) commencing on the Borrowing Date for such Term SOFR Loan and (ii) ending one (1), three (3) or six (6) months thereafter (as selected by the Borrower); and (b) thereafter, each period (i) commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Loan and (ii) ending on the last day of one of the periods set forth above or, with respect to the initial funding of any Term SOFR Loan pursuant to a Borrowing Notice, any shorter period requested by the Borrower (as selected by the Borrower in an Interest Rate Notice); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)	if any Interest Period would otherwise end on a day that is not a Business Day, then such Interest Period shall instead end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the Interest Period shall end on the next preceding Business Day; or

(2)	if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)	as to the Loans of any Lender, no Term SOFR Loan shall extend beyond the Loan Maturity Date applicable to such Lender (and, in the event that any Interest Period for a Term SOFR Loan would otherwise extend beyond the Loan Maturity Date applicable to such Lender, such Loan must be prepaid on the Loan Maturity Date applicable to such Lender).

“Interest Rate Notice” means a Notice given by the Borrower to the Administrative Agent (in substantially the form set forth in Exhibit B) specifying the Borrower’s election to Convert all or any portion of the Loans, or specify the Interest Period with respect to all or any portion of any Term SOFR Loans, or continue such Loans for an additional Interest Period in accordance with Section 2.07.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and any loans and advances, to the extent such constitute Investments, shall be the then-current outstanding balance thereof.

“IPO” means the initial public offering and distribution of certain of the Equity Interests of the Incremental Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“IPO Incremental Availability Period” means the period commencing on the Agreement Effective Date and ending on (i) if the IPO Incremental Commitment Early Termination Date has occurred, such date or (ii) if the IPO Incremental Commitment Early Termination Date has not occurred, January 24, 2023.

“IPO Incremental Closing Date” has the meaning specified in Section 2.14(b)(i).

“IPO Incremental Commitments” has the meaning specified in Section 2.14.

“IPO Incremental Commitment Early Termination Date” means, if the Borrower has terminated the IPO Incremental Commitments on or prior to the earlier of (A) the date that is six (6) months following the Agreement Effective Date and (B) the consummation of the IPO, the date of such termination.

“IPO Incremental Lenders” means those Lenders listed on Schedule I as of the IPO Incremental Closing Date.

“IPO Incremental Revolving Commitment” has the meaning specified in Section 2.14.

“IPO Incremental Revolving Loans” has the meaning specified in Section 2.14.

“IRS” means the United States Internal Revenue Service.

“Issuance Date” has the meaning specified in Section 3.01(a).

“Issuing Banks” means, collectively each Lender that is designated by the Loan Parties as, and agrees to become, an Issuing Bank, and “Issuing Bank” means any of the Issuing Banks.

“KBRA” means Kroll Bond Rating Agency, LLC, together with its successors.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application” means an application for issuance of letters of credit in such form as shall at any time be in use at the applicable Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into an appropriate Borrowing.

“L/C Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit from time to time under Article 3, in an aggregate amount for such Issuing Bank not to exceed on any date the amount set forth in Schedule I opposite such Issuing Bank’s name as its L/C Commitment, as the same may be increased or reduced from time to time in accordance with the terms of this Agreement.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including any Issuing Bank’s standard form documents for letter of credit issuances.

“Lenders” means each Person who is (i) an Initial Lender, (ii) an Assuming Lender, (iii) any other Person that becomes an assignee of any rights and obligations of an Initial Lender or an Assuming Lender pursuant to Section 2.11, Section 2.14 or Section 11.06(b) or (iv) any Incremental Lender; provided that such Person shall be deemed to be a Lender hereunder only so long as such Person has any rights and obligations in any outstanding Commitments, Loan or L/C Obligation hereunder (with the understanding that the foregoing proviso shall not derogate from any rights conferred on such Person under the final sentence of Section 11.05).

“Letter of Credit” means any letter of credit issued by any Issuing Bank pursuant to Section 3.01(a) for the account of the Borrower and/or any one or more of its Subsidiaries and/or affiliates.

“Letter of Credit Expiration Date” means the Commitment Termination Date.

“Lien” means any mortgage, pledge, lien, security interest or other charge or encumbrance with respect to any present or future assets of the Person referred to in the context in which the term is used.

“Loan” means, individually or collectively, as the context may require, the aggregate principal amount advanced by each Lender as Revolving Loans under Section 2.01(a), Tranche B Loans to the Borrower under Section 2.01(b), an L/C Borrowing under Section 3.03, Incremental Loans to the Borrower under Section 2.14, or, where the context requires, the amount thereof then Outstanding. “Loans” means individually or collectively, the aggregate principal amount of the Loans of all Lenders that are Outstanding at the time referred to in the context in which the term is used.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, if any, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 4.09 of this Agreement, (d) the Collateral Documents, (e) the Fee Letters and (f) each L/C Related Document.

“Loan Maturity Date” means, with respect to any Lender, the Commitment Termination Date applicable to such Lender.

“Loan Parties” means, (a) as of the Agreement Effective Date and prior to the occurrence of the IPO Incremental Closing Date, the Initial Borrower and (b) following the occurrence of the IPO Incremental Closing Date, the Incremental Borrower.

“Majority Lenders” means Lenders having more than fifty percent (50%) of the aggregate amount of the Commitments, or, if the Commitments shall have terminated, Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans; provided that Majority Lenders shall mean at least two non-affiliated Lenders; provided further that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any indebtedness or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.

“Material Adverse Effect” shall mean a material and adverse effect on (a) the financial position or results of operation of the Loan Parties and their Subsidiaries, taken as a whole; (b) any Loan Party’s ability to perform its obligations under any Loan Document to which it is a party (including the ability of the Borrower to comply with the financial covenants set forth in Section 6.13, taking into account any Cure Right exercised pursuant to Section 8.01 or any prepayment made pursuant to Section 2.09 of the Agreement); or (c) the validity or priority of the Liens created by the Loan Documents or the ability of the Lenders or the Administrative Agent to enforce its rights and remedies under the Loan Documents; provided that that entry by any Loan Party or any Subsidiary or Affiliate thereof into a DESRI Guarantee shall be deemed not to have a Material Adverse Effect.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in connection with any of the following: (w) the provisions of Section 4.09(a)(i), (a)(ii) or (a)(iii), (x) any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (y) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding or (z) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Minimum Rating” means the ratings requirement set forth in the definition of “Collateral Termination Condition”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute or has within any of the preceding five plan years contributed or had an obligation to contribute.

“NAV Required Ratio” means a Net Asset Value to Leverage Ratio of at least the following:

(a)       From the Agreement Effective Date, and, until the date that is 18 calendar months following the Agreement Effective Date, 2.50 to 1.00;

(b)       From and after the date that is 18 calendar months following the Agreement Effective Date, (x) if the CS Facility is refinanced or amended to remove, in its entirety, the excess cash flow sweep applicable from the fourth anniversary of the closing date of the CS Facility (or the modification of such sweep in a manner such that it is not applicable prior to the date that is one (1) year following the Loan Maturity Date), 2.50 to 1.00, and (y) otherwise, 2.85 to 1.00; and

(c)       From and after the date that is 30 calendar months following the Agreement Effective Date, if the CS Facility is refinanced or amended to remove, in its entirety, the excess cash flow sweep applicable from the fourth anniversary of the closing date of the CS Facility (or the modification of such sweep in a manner such that it is not applicable prior to the date that is one (1) year following the Loan Maturity Date), 2.50 to 1.00, and (y) otherwise, 3.33 to 1.00.

“Net Asset Value” means the Borrower’s reasonable estimation of the net present value of the cash flows from each project owned by the Borrower that has achieved full notice to proceed with construction or normal commercial operations (on a contracted or uncontracted basis) and determined in a manner consistent with (and using the methodology and assumptions, including discount rate, set forth in) the form S-1 Registration Statement of DESRI Inc. filed with the SEC on January 14, 2022.

“Net Asset Value to Leverage Ratio” means the ratio of (a) the Net Asset Value to (b) the Funded Debt of the Borrower.

“Net Cash Proceeds” means, with respect to the incurrence or issuance of any indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the fees, underwriting discounts and commissions, taxes, and other reasonable and customary out-of-pocket costs and expenses, incurred by such Loan Party in connection therewith.

“Non-Consenting Lender” has the meaning specified in Section 2.11(b).

“Non-Defaulting Lenders” means, at any particular time, each Lender that is not a Defaulting Lender at such time.

“Non-ECP Guarantor” means any guarantor of any Swap Obligation that, at the time such guarantor becomes obligated to pay or perform in respect of such Swap Obligation, does not constitute an “Eligible Contract Participant” as defined in the Commodity Exchange Act, the regulations thereunder or any authoritative interpretation thereof.

“Non-Recourse Party” has the meaning specified in Section 11.18.

“Notes” means the promissory notes, if any, as may be issued pursuant to Section 2.10, including any promissory notes delivered in substitution or exchange thereof.

“Notice” has the meaning specified in Section 11.02.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Hedge Agreement, Erroneous Payment Subrogation Rights, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” has the meaning specified in Section 2.14(c).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12, Section 4.03 or Section 4.04).

“Outstanding” means, as of any date (i) with respect to any Loan, the aggregate unpaid principal amount of such Loan as of such date, and (ii) with respect to any Letter of Credit, the amount of L/C Obligations outstanding in respect of such Letter of Credit as of such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Parties” and “Party” have the meanings specified in the Preamble.

“Patriot Act” has the meaning specified in Section 11.15.

“Payment Recipient” has the meaning assigned to it in Section 10.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” has the meaning specified in Section 6.15.

“Permitted Refinancing Indebtedness” has the meaning specified in Section 6.14(b).

“Person” means any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“Project” has the meaning specified in the definition of “Project Company”.

“Project/Back-Leverage Financing” means any secured or unsecured loan, note, securitization, security, lease or other financing, of whatever kind and whatever tenor, borrowed, issued or entered into by a Project Company or, for purposes of accommodating any tax equity financing or similar investor, by such Project Company’s direct or indirect parent, for the purpose of constructing such Project, refinancing the costs of developing and constructing such Project, and/or levering or re-levering such Project’s cash flows, and any amendment, modification, refinancing, replacement or extension of the same.

“Project Company” means any direct or indirect Subsidiary or any joint venture of any Loan Party that is in existence as of the Agreement Effective Date or, after the Agreement Effective Date, is created or acquired by any Loan Party and is the direct or indirect owner or lessee, or intended to become the owner, lessee or developer of all or any portion of any generating, transmission, distribution or other operating assets, or assets relating thereto (in each such case, a “Project”), together with the direct and indirect parents and subsidiaries of such Person, but excluding any Loan Party and any direct or indirect owner of any Equity Interest in any such Loan Party.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal) at such time of such Lender’s Commitment divided by the combined Commitments of all of the Lenders at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agency” means S&P, Moody’s, Fitch or KBRA.

“Recipient” means (a) any Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Regulations A, D, U and X” means, respectively, Regulations A, D, U and X of the Federal Reserve Board, as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) with respect to any Person that is a corporation, the president, any vice president, the treasurer or the chief financial officer of such Person; (b) with respect to any Person that is a partnership, the general partner or a duly authorized officer of a general partners of such Person or such other designated individual as authorized by the board of directors of such general partner; or (c) with respect to any Person that is a limited liability company, any member or manager, or to the extent duly authorized to so act pursuant to such Person’s governing documents or by the governing body or manager, the president, any vice president, the treasurer, chief financial officer or such other designated individual for such Person or, in the case of a limited liability company, of a member of such Person. No Person shall be deemed to be a “Responsible Officer” unless designated as an individual duly authorized to act on behalf of such Person in a certificate of incumbency of such Person delivered to Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person , or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Loan” and “Revolving Loans” have the meaning specified in Section 2.01(a).

“Revolving Loan Commitment” means, when used with reference to any Lender at the time any determination thereof is to be made, the obligation of such Lender to make Revolving Loans pursuant to Section 2.01(a), or, where the context so requires, the amount of such obligation which is set forth on Schedule I opposite such Lender’s name as its Revolving Loan Commitment, in each case as the same may be increased or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan Commitment Termination Date” means the earlier of (a) January 24, 2027, as the same may from time to time be extended pursuant to the provisions of Section 2.11; provided that if the Commitment Extension Conditions are not satisfied on or prior to January 24, 2025, then the Revolving Loan Commitment Termination Date under this clause (a) shall be January 24, 2025, and (b) the date of termination in whole of the Revolving Loan Commitments pursuant to Section 2.06 or Article 8; provided, however, that the Revolving Loan Commitment Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.11 shall be the earlier of (x) the Revolving Loan Commitment Termination Date in effect immediately prior to such extension and (y) the date of termination in whole of the Revolving Loan Commitments pursuant to Section 2.06 or Article 8 for all purposes of this Agreement.

“S&P” means Standard & Poor’s Ratings Financial Services, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 6.14 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Agents, the Lenders, the Issuing Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.06, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means (a) as of the Agreement Effective Date and prior to the occurrence of the IPO Incremental Closing Date, the Security Agreement, dated as of the date hereof, by and among the Initial Borrower and the Collateral Agent and (b) following the occurrence of the IPO Incremental Closing Date, the Security Agreement as has been amended solely to add the Incremental Borrower as a party thereto (and the Liens granted by the Incremental Borrower), pursuant to the IPO Incremental Security Agreement Supplement attached as Exhibit A to the Security Agreement (in each case, together with any Security Agreement Supplement delivered pursuant to Section 6.11, and as amended).

“Security Agreement Supplement” has the meaning specified in Section 6.14 of the Security Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Subsidiary” means any corporation, association, trust, limited liability company, limited partnership or other business entity of which any Loan Party shall at any time own directly or indirectly through a Subsidiary or Subsidiaries (whether all or less than all of the outstanding Voting Stock) or otherwise Controls such corporation, association, trust, limited liability company, limited partnership or other business entity.

“Swap Contract” has same meaning as “Hedge Agreement” above.

“Swap Obligation” means, with respect to any Person, any obligation of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or that guarantees the payment or performance by another Person under a “swap”.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the immediately preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include, but need not be limited to, a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, (a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York, New York time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)       for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York, New York time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Assets” means, as at any date of determination, the tangible assets of the Borrower and its Subsidiaries, determined on a consolidated basis and without duplication.

“Tracking Interests” means classes of Equity Interests that are entitled to distributions for specifically identified assets but do not carry any preferred return or other preferred interest.

“Tranche B Loan” and “Tranche B Loans” have the meaning specified in Section 2.01(b).

“Tranche B Loan Commitment” means, when used with reference to any Lender at the time any determination thereof is to be made, the obligation of such Lender to make Tranche B Loans pursuant to Section 2.01(b), or, where the context so requires, the amount of such obligation which is set forth on Schedule I opposite such Lender’s name as its Tranche B Loan Commitment, in each case as the same may be increased or reduced from time to time in accordance with the terms of this Agreement.

“Tranche B Loan Commitment Termination Date” means the earlier of (a) January 24, 2027, as the same may from time to time be extended pursuant to the provisions of Section 2.11; provided that if the Commitment Extension Conditions are not satisfied on or prior to January 24, 2025, then the Tranche B Loan Commitment Termination Date under this clause (a) shall be January 24, 2025, and (b) the date of termination in whole of the Tranche B Loan Commitments pursuant to Section 2.06 or Article 8; provided, however, that the Tranche B Loan Commitment Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.11 shall be the earlier of (x) the Tranche B Loan Commitment Termination Date in effect immediately prior to such extension and (y) the date of termination in whole of the Tranche B Loan Commitments pursuant to Section 2.06 or Article 8 for all purposes of this Agreement.

“Type” has the meaning specified in Section 1.02(h).

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered NAV” means the Borrower’s reasonable estimation of the net present value of the cash flows from each Project owned by any indirect Subsidiary of the Borrower that meets each of the following requirements: (a) such Project and the rights to receive the cash flow therefrom are not encumbered by a Lien securing any debt financing except any Project/Back-Leverage Financing, (b) such Project has achieved full notice to proceed with construction or normal commercial operations and is subject to a power purchase agreement, hedge agreement, or other similar offtake arrangement with a tenor of at least 15 years remaining as of the applicable date of determination, and as otherwise determined in a manner consistent with (and using the methodology and assumptions, including discount rate, set forth in) form S-1 Registration Statement of DESRI Inc. filed with the SEC on January 14, 2022, and (c) the Borrower’s rights to such Project and to the rights to receive the cash flow therefrom are not structurally subordinated to any other Person’s rights pursuant to a debt financing or tax equity financing other than a Project/Back-Leverage Financing.

“Unencumbered NAV to Leverage Ratio” means the ratio of (a) Unencumbered NAV to (b) the Funded Debt of the Borrower.

“Unencumbered NAV Required Ratio” means a minimum ratio of Unencumbered NAV to Leverage Ratio of at least 1.50 to 1.00.

“Unencumbered NAV Trigger Date” means the date that is the third anniversary of the Agreement Effective Date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code. “U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.08(g)(ii)(2)(iii).

“Voting Stock” means stock or similar interest of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Rules of Interpretation.

(a)       A reference to any document or agreement shall include such document or agreement, including any schedules or exhibits thereto, as any of same may be amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)       The singular includes the plural and the plural includes the singular.

(c)       A reference to any law includes any amendment or modification to such law.

(d)       A reference to any Person includes its permitted successors and permitted assigns.

(e)       The words “include,” “includes” and “including” are not limiting.

(f)       References to any particular “Article,” “Section,” “Preamble,” “Schedule” or “Exhibit” refers to the corresponding Article, Section, Preamble, Schedule or Exhibit of this Agreement unless otherwise indicated.

(g)       The words “herein,” “hereof,” “hereunder,” “hereto” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(h)       Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Term SOFR Loan, each of which constitutes a Type.

Section 1.03 Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time; provided that, if the Borrower notify the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Agreement Effective Date in generally accepted accounting principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such Notice is given before or after such change in generally accepted accounting principles or in the application thereof, then (a) such provision shall be interpreted on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such Notice shall have been withdrawn or such provision amended in accordance therewith and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations made before and after giving effect to such change in generally accepted accounting principles.

Section 1.04 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit in effect at such time; provided, however, with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article 2
LOANS

Section 2.01 Commitments to Lend.

(a)       Each Lender severally agrees, on the terms of this Agreement, to make Loans in Dollars (individually, a “Revolving Loan” and collectively, the “Revolving Loans”), to the Borrower requesting such Loans for a period commencing on the Agreement Effective Date and terminating on the Revolving Loan Commitment Termination Date applicable to such Lender, in an aggregate amount Outstanding at any one time (together with such Lender’s participations at such time in any Outstanding L/C Obligations) not to exceed such Lender’s Revolving Loan Commitment. The amount of the aggregate principal amount (without duplication) of all Revolving Loans, Tranche B Loans and L/C Obligations at any one time Outstanding shall not exceed (i) the aggregate amount of the Commitments at such time or (ii) from and after the third anniversary of the Agreement Effective Date, the Commitment Availability. Within the limits of the Revolving Loan Commitment of each Lender, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and re- borrow under this Section 2.01.

(b)       Each Lender severally agrees, on the terms of this Agreement, to make Loans in Dollars (individually, a “Tranche B Loan” and collectively, the “Tranche B Loan”), to the Borrower requesting such Loans for a period commencing on the Agreement Effective Date and terminating on the Tranche B Loan Commitment Termination Date applicable to such Lender, in an aggregate amount Outstanding at any one time (together with such Lender’s participations at such time in any Outstanding L/C Obligations) not to exceed such Lender’s Tranche B Loan Commitment. The amount of the aggregate principal amount (without duplication) of all Tranche B Loans, Revolving Loans and L/C Obligations at any one time Outstanding shall not exceed (i) the aggregate amount of the Commitments at such time or (ii) from and after the third anniversary of the Agreement Effective Date, the Commitment Availability. Any Tranche B Loans repaid hereunder are not permitted to be re-borrowed.

Section 2.02 Notice and Manner of Borrowing.

(a)       The Borrower shall give a Borrowing Notice in substantially the form of Exhibit A (or telephonic notice, promptly confirmed in writing) to the Administrative Agent prior to 11:00 a.m., New York, New York time (i) on the proposed Borrowing Date in the case of a Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days prior to the proposed Borrowing Date in the case of a Term SOFR Loan, specifying (A) the Borrowing Date (which shall be a Business Day), (B) whether the requested Borrowing is of a Base Rate Loan, Term SOFR Loan, or any combination thereof as permitted under the terms of this Article 2, and the amount of each and (C) in the case of each Term SOFR Loan, the initial Interest Period applicable thereto. The Administrative Agent shall give written or telephonic notice (confirmed in writing) to each Lender promptly upon receipt of such notice. Each Lender shall, in the case of any Loan denominated in Dollars, not later than 1:00 p.m., New York, New York time, on each Borrowing Date hereunder, make Immediately Available Funds in the amount of such Lender’s Loan available to the Administrative Agent at the office of the Administrative Agent, at its address set forth in Schedule I. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 7.02, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s general deposit account with the Administrative Agent.

(b)       Any notice delivered or given by the Borrower to the Administrative Agent as provided in this Section 2.02 shall be irrevocable and binding upon the Borrower upon receipt by the Administrative Agent. Each Borrowing (other than LC Borrowing) shall be in the principal amount of at least $500,000 or integral multiples of $100,000 in excess thereof and each LC Borrowing shall be in the principal amount of the applicable unreimbursed Obligations. In no event shall the Borrower select Interest Periods and Types of Loans which would have the result that there shall be more than ten (10) different Interest Periods for Loans outstanding at the same time (for which purpose Interest Periods for Loans of different Types shall be deemed to be different Interest Periods even if the Interest Periods begin and end on the same dates).

(c)       Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Borrowings of such Type and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d)       The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

Section 2.03 Facility Fee. The Borrower agrees to pay or cause to be paid to the Administrative Agent for account of each Lender a per annum Facility Fee (the “Facility Fee”) on the daily average amount of such Lender’s Commitment, for the period from and including the Agreement Effective Date (or such later date as such Lender incurs a Commitment hereunder) to but not including the later of the date such Lender’s Commitment is terminated and the repayment of the Loans in full, equal to (a) if the aggregate Loans drawn under such Lender’s Commitment is equal to or more than 50% of such Lender’s Commitment, 0.25% multiplied by the daily average unused amount of such Lender’s Commitment for such period and (b) if the aggregate Loans drawn under such Lender’s Commitment is less than 50% of such Lender’s Commitment, 0.50% multiplied by the daily average unused amount of such Lender’s Commitment for such period; provided that, for any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Facility Fee (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

The Facility Fee shall be payable to the Administrative Agent for account of each Lender (a) quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2022, and (b) on the earlier of (i) the date the Commitments are terminated in full and (ii) the Loan Maturity Date of the applicable Lender.

Section 2.04 Interest.

(a)       Each of the Loans shall bear interest at the following rates:

(i)	To the extent that all or any portion of any Loan is a Base Rate Loan, such Loan or such portion shall bear interest at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate.

(ii)	To the extent that all or any portion of any Loan is a Term SOFR Loan, such Loan or such portion shall bear interest during each applicable Interest Period at a rate per annum equal to the sum of (A) the Adjusted Term SOFR, plus (B) the Applicable Rate.

(b)       The Borrower promises to pay interest on each Loan made to it or any portion thereof Outstanding in arrears on (i) each Interest Payment Date applicable to such Loan and (ii) upon the payment or prepayment thereof or the Conversion thereof to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted).

(c)       Overdue principal of the Loans, and to the extent permitted by applicable law, overdue interest on the Loans and all other overdue amounts payable hereunder or under any Notes as may be issued hereunder, shall bear interest payable on demand, in the case of (i) overdue principal of or overdue interest on any Loan, at a rate per annum equal to two percent (2%) above the rate then applicable to such Loan and (ii) any other overdue amounts, at a rate per annum equal to two percent (2%) above the Base Rate, in each case until such amount shall be paid in full (after, as well as before, judgment).

Section 2.05 Computation of Interest and Fees.

(a)       The Administrative Agent shall give prompt Notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.04(a)(i) or (ii).

(b)       In the event, prior to the commencement of any Interest Period relating to any Term SOFR Loans, any Lender (in this context, an “Affected Lender”) determines that (i) adequate and reasonable methods do not exist for ascertaining Term SOFR that would otherwise determine the rate of interest to be applicable to any Term SOFR Loans or (ii) Term SOFR will not adequately reflect the cost to such Affected Lender of making, funding or maintaining its Term SOFR Loans, during any Interest Period, such Affected Lender shall forthwith give Notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Administrative Agent. In the event that the Administrative Agent receives such notices from Affected Lenders who collectively comprise the Majority Lenders, the Administrative Agent shall forthwith give Notice of such fact to the Borrower and the Lenders, and as a result thereof, (x) any Interest Rate Notice with respect to Term SOFR Loans shall be automatically withdrawn and any Interest Rate Notice shall be deemed a request for a Base Rate Loan, (y) each Term SOFR Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (z) the obligations of the Lenders to make Term SOFR Loans shall be suspended until the Majority Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent, upon the instruction of the Majority Lenders, shall so notify the Borrower and the Lenders. Each Affected Lender agrees that it shall forthwith give Notice of such fact to the Borrower and the Administrative Agent at such time as the circumstances described in the first sentence of this clause (b) no longer pertain to it.

(c)       On the date on which the aggregate unpaid principal amount of all Term SOFR Loans shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Loans shall automatically Convert into Base Rate Loans.

(d)       Upon the occurrence and during the continuance of any Event of Default (i) each Term SOFR Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Term SOFR Loans shall be suspended.

(e)       If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Borrower Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Borrower Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Banks, as the case may be, promptly within five (5) Business Days of demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or any Issuing Bank, as the case may be, under Section 2.04(c), Section 3.07(b) or under Article 8. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Section 2.06 Commitment Reduction. The Borrower shall have the right, exercisable at any time and from time to time, upon two (2) Business Days written notice to Administrative Agent (or telephonic notice promptly confirmed in writing), to terminate in whole or reduce in part the Commitments; provided that each partial reduction of the Commitments shall be in an amount of at least $1,000,000 or integral multiples of $100,000 in excess thereof and applied to reduce the Commitments of the Lenders ratably in accordance with their respective Commitments; and provided further that the Commitments may not be reduced to any amount less than the aggregate principal amount (without duplication) of all Loans and L/C Obligations Outstanding at the time of any such reduction.

Section 2.07 Interest Rate Conversion and Continuation Options.

(a)       The Borrower may, subject to Section 2.05(b), Section 2.05(d) and Section 4.03, elect from time to time to Convert all or any portion of any Loan made to it to a Loan of another Type, provided that (i) with respect to any such Conversion of all or any portion of any Term SOFR Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent an Interest Rate Notice (or telephonic notice promptly confirmed in writing) at least one (1) Business Day’s prior to such Conversion; (ii) in the event of any Conversion of all or any portion of a Term SOFR Loan into a Loan of another Type prior to the last day of the Interest Period relating thereto, the Borrower shall indemnify each Lender in respect of such Conversion in accordance with Section 4.07; (iii) with respect to any such Conversion of all or any portion of a Base Rate Loan to a Term SOFR Loan, the Borrower shall give the Administrative Agent an Interest Rate Notice (or telephonic notice promptly confirmed in writing) at least three (3) U.S. Government Securities Business Days prior to such election, and such Conversion shall be effective on the first day of an Interest Period; and (iv) no Loan may be Converted into a Term SOFR Loan when any Default has occurred and is continuing. All or any part of any Loans of any Type may be Converted as specified herein, provided that partial Conversions shall be in an aggregate principal amount of at least $1,000,000 or integral multiples of $100,000 in excess thereof. The Administrative Agent shall notify the Lenders promptly of each such Interest Rate Notice made by the Borrower. Each Interest Rate Notice relating to the Conversion of all or any portion of any Base Rate Loan to a Term SOFR Loan shall be irrevocable by the Borrower.

(b)       Term SOFR Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.07(a); provided that no Term SOFR Loan may be continued as such when any Default has occurred and is continuing, but shall be automatically Converted to a Base Rate Loan, on the last day of the first Interest Period that ends during the continuance of any Default of which the officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. The Administrative Agent shall notify the Lenders promptly when any such automatic Conversion contemplated by this Section 2.07 is scheduled to occur.

(c)       Any Conversion to or from Term SOFR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Term SOFR Loans having the same Interest Period shall not be less than $1,000,000 or integral multiples of $100,000 in excess thereof.

(d)       Except to the extent otherwise expressly provided herein, (i) the funding of Loans by the Lenders hereunder, the Conversion or continuation of Loans of a particular Type hereunder, the allocation of fees hereunder, the termination or reduction of the amount of the Commitments hereunder, shall, in each case, be effected ratably among the Lenders in accordance with the amounts of their respective Commitments and (ii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders ratably in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(e)       Upon the expiration of any Interest Period, the Borrower shall be deemed to have requested a new Interest Period of equal duration as the immediately preceding Interest Period or an Interest Period of three (3) months, whichever is shorter, unless, at least three (3) Business Days prior to said expiration, the Borrower shall have delivered to the Administrative Agent in accordance with Section 11.02 an Interest Rate Notice (or telephonic notice promptly confirmed in writing) specifying a new Interest Period of a different duration.

Section 2.08 Mandatory Payment of Principal of Loans. The Borrower unconditionally promises to pay to the Administrative Agent for account of each Lender the entire unpaid principal amount of such Lender’s Loans made to the Borrower Outstanding on the Loan Maturity Date applicable to such Lender plus all accrued and unpaid interest thereon and each Lender’s Loans shall mature on the Loan Maturity Date applicable to such Lender.

Section 2.09 Prepayments.

(a)       Optional. The Borrower shall have the right, at any time and from time to time, to prepay the Loans in whole or in part, without penalty or premium, upon not less than three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, in the case of Term SOFR Loans and same day written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent in the case of Base Rate Loans; provided that (i) each prepayment shall be in the principal amount of at least $500,000 or any larger integral multiple of $100,000 or equal to the remaining principal balance outstanding under such Loan, (ii) each partial prepayment of the Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective outstanding amount of each Lender’s Loan made available to the Borrower, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion, and (iii) in the event that the Borrower shall prepay any portion of any Term SOFR Loan prior to the last day of the Interest Period relating thereto, the Borrower shall indemnify each Lender in respect of such prepayment made by it in accordance with Section 4.07.

(b)       Mandatory.

(i)	The Borrower shall, on any Business Day on which the amount of the aggregate principal amount (without duplication) of all their respective Loans and L/C Obligations then Outstanding exceeds the aggregate amount of the Commitments at such time, make a mandatory prepayment of their respective Loans and/or Cash Collateralize L/C Obligations then Outstanding in an amount equal to such excess.

(ii)	Upon the incurrence or issuance by any Loan Party of any Funded Debt of the type referenced in clause (i) of the definition thereof (other than such Funded Debt not prohibited to be incurred or issued pursuant to Section 6.14), the Borrower shall prepay an aggregate principal amount of Loans made to the Borrower (and, to the extent provided herein, Cash Collateralize L/C Obligations) in an amount equal to 100% of all Net Cash Proceeds received by any Loan Party therefrom, promptly upon receipt thereof by such Loan Party, provided that such prepayment shall not reduce the Commitments.

Section 2.10 Evidence of Indebtedness and Notes.

(a)       The Loans made by each Lender and the Letters of Credit issued by each Issuing Bank shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Bank, as applicable, and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender and each Issuing Bank shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to their respective obligations hereunder. In the event of any conflict between the accounts and records maintained by any Lender or Issuing Bank and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In addition, each Lender, Issuing Bank and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender or Issuing Bank of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender and Issuing Bank in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)       If specifically requested by any particular Lender in writing furnished to the Borrower, the Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by such Lender shall be evidenced by a promissory note duly executed and delivered by the Borrower, such Note to be substantially in the form of Exhibit C with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(c)       Any Note as may be issued to any Lender pursuant to Section 2.10(b) shall (i) be payable to such Lender, (ii) be dated as of the Agreement Effective Date or such later date on which such Note is issued to Lender, (iii) be in a stated maximum principal amount equal to the Commitment of such Lender, (iv) mature on the Loan Maturity Date applicable to such Lender, (v) bear interest as provided in this Agreement, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(d)       Each Lender will detail on its internal records the amount of each Loan made by it and each payment in respect thereof, and if such amounts are evidenced by a Note, such Lender will, prior to any transfer of any such Note, endorse on the reverse side thereof and specify the outstanding principal amount of Loans evidenced thereby. Failure to make such notation shall not affect the Borrower’s obligations in respect of the Loans made to it.

(e)       Each Lender, Issuing Bank and the Administrative Agent will advise the Borrower of the outstanding indebtedness hereunder to such Party upon written request therefor.

Section 2.11 Extension of Commitment Termination Date.

(a)       At least sixty (60) days but not more than ninety (90) days prior to the Commitment Termination Date in each year, the Loan Parties, by Notice to the Administrative Agent, may request an extension of the Commitment Termination Date by one year. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than thirty (30) days following the date of such Notice (the “Consent Date”), notify the Loan Parties and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Loan Parties in writing of its consent to any such request for extension of the Commitment Termination Date applicable to such Lender by the Consent Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Loan Parties not later than five (5) days following the Consent Date of the decision of the Lenders regarding the Loan Parties’ request for an extension of the Commitment Termination Date applicable to each Lender.

(b)          If all Lenders consent in writing to any such request in accordance with Section 2.11(a), the Commitment Termination Date applicable to each such Lender in effect at such time shall, effective as at the Commitment Termination Date (the “Extension Date”), be extended for one year; provided that on such Extension Date the applicable conditions set forth in Section 7.01(c), (d) and (f) shall be satisfied and the Borrower shall have delivered to the Administrative Agent a certificate stating that:

(i)	the representations and warranties contained in Article 5 are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, provided that, any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects and provided, further, that for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for the Borrower and its Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.11(b), and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial statements of the Borrower, except as may have been disclosed in each filing of Borrower (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, through and including the date of such certificate or otherwise described in writing prior to the Consent Date”); and

(ii)	there exists no Default.

If less than all Lenders consent in writing to any such request in accordance with Section 2.11(a), the Commitment Termination Date applicable to each such Lender in effect at such time shall, effective as at the Extension Date and subject to Section 2.11(d), be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Commitment Termination Date is not extended as to any Lender pursuant to this Section 2.11 and the Commitment of such Lender is not assumed in accordance with Section 2.11(c) on or prior to the Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such non-extended Commitment Termination Date applicable to such Lender without any further notice or other action by the Loan Parties, such Lender or any other Person; provided that such Non- Consenting Lender’s rights under Section 4.04, Section 4.05, Section 4.08 and Section 11.04, and its obligations under Section 10.05, shall survive the Commitment Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Loan Parties for any requested extension of the Commitment Termination Date applicable to any such Lender.

(c)          If less than all Lenders consent to any such request pursuant to Section 2.11(a), the Loan Parties may arrange prior to the Extension Date for one or more Consenting Lenders or Eligible Assignees (each such Eligible Assignee, an “ Assuming Lender”) to purchase and assume, effective as of the Extension Date, any Non-Consenting Lender’s Loans, Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; and provided that:

(i)	any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid Facility Fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)	all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)	with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 11.06(b) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Section 4.04, Section 4.05, Section 4.08 and Section 11.04, and its obligations under Section 10.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three (3) Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Loan Parties and the Administrative Agent an Assignment and Assumption, duly executed by such Assuming Lender, such Non-Consenting Lender, the Loan Parties, each Issuing Bank and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Loan Parties and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.11 shall have delivered to the Administrative Agent any Note or Notes as may be held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i) through (iii) of the first sentence of this Section 2.11(c), each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders.

(d)          If (after giving effect to any assignments or assumptions pursuant to Section 2.11(c)) Lenders having Commitments equal to more than 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to the requested extension (whether by execution or delivery of an Assignment and Assumption or otherwise) not later than one (1) Business Day prior to such Extension Date, the Administrative Agent shall so notify the Loan Parties’, and subject to (A) the satisfaction of the conditions in Section 7.01(c), (d) and (f), and (B) the Loan Parties’ delivery to the Administrative Agent a certificate stating that:

(i)	the representations and warranties contained in Article 5 are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, provided that, any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects and provided, further, that for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for the Borrower and its Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.11(d) and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial statements of the Borrower, except as may have been disclosed in each filing of Borrower (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended through and including the date of such certificate or otherwise disclosed in writing prior to the Consent Date”); and

(ii)	there exists no Default,

the Commitment Termination Date applicable to each such Consenting Lender then in effect shall be extended for an additional one-year period, and all references in this Agreement, and in any Notes as may be issued hereunder, to the “Commitment Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Commitment Termination Date as so extended. Promptly following the Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Commitment Termination Date of each such Consenting Lender in effect immediately prior thereto and shall thereupon record in the records of the Administrative Agent the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e)           Notwithstanding anything herein to the contrary, the Borrower shall be limited to two (2) extension requests pursuant to this Section 2.11.

Section 2.12 Replacement of Lenders. If any Lender requests compensation under Section 4.04 or Section 4.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.08, or if any Lender is not able to make or maintain its Loans or Commitments as a result of any event or circumstance contemplated in Section 4.03, or if any Lender is a Non-Consenting Lender or a Defaulting Lender, or if any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document (such Lender, a “Declining Lender”) that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Majority Lenders, then the Borrower may, at its sole expense and effort (other than in the case of a Defaulting Lender, in which case, the Defaulting Lender shall pay such expenses), upon Notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)	any such assignment resulting from a claim against the Borrower for additional compensation pursuant to Section 4.04 or Section 4.05 or a requirement that the Borrower pay an additional amount pursuant to Section 4.08 has the effect of reducing the amount that the Borrower otherwise would have been obligated to pay under those sections;

(ii)	no such assignment shall conflict with applicable law;

(iii)	in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the assignee shall have consented to the requested extension of the Commitment Termination Date;

(iv)	the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b); and

(v)	such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, any accrued and unpaid interest thereon, any accrued and unpaid fees and other accrued and unpaid amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.07) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of any other accrued and unpaid amounts).

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable by any Loan Party to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable by such Loan Party to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable by such Loan Party to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable by such Loan Party to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable by any Loan Party to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable by such Loan Party) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) by such Loan Party to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable by such Loan Party to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)	if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of either of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral for the satisfaction of the specific L/C Obligations, obligations to fund participations therein and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and subject to the provisions of this Section 2.13, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Increase in Commitments.

(a)           Borrower Request. The Borrower may by written notice to the Administrative Agent (the “Incremental Request”) elect to request:

(i)	upon the consummation of the IPO and during the IPO Incremental Availability Period, an increase to the existing Commitments (each, an “IPO Incremental Revolving Commitment”, and the Loans thereunder, the “IPO Incremental Revolving Loans” and the “IPO Incremental Commitments”), by an incremental aggregate amount not in excess of $100,000,000 for total Revolving Loan Commitments, after giving effect to any IPO Incremental Revolving Commitment, of up to $250,000,000; and

(ii)	following the IPO and the Increase Effective Date with respect to the IPO Incremental Commitments but prior to the Final Loan Maturity Date, an increase to the existing Commitments then in effect (each, an “Additional Incremental Revolving Commitment”, and the Loans thereunder, the “Additional Incremental Revolving Loans”) and/or (y) the establishment of one or more new term loan commitments (each, an “Additional Incremental Term Commitment” (and the Loans thereunder, the “Additional Incremental Term Loans”) and together with the Additional Incremental Revolving Commitments, the “Additional Incremental Commitments”), by an aggregate amount not to exceed $100,000,000.

(iii)	each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the applicable Incremental Commitments shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Additional Incremental Commitments may elect or decline, in its sole discretion, to provide such Additional Incremental Commitment. Each Incremental Commitment shall be in an aggregate amount of at least $1,000,000 (provided that such amount may be less than $1,000,000 if such amount represents all remaining availability under the aggregate limit in respect of applicable Incremental Commitments set forth in above).

(b)           Conditions.

(i)	Conditions to the IPO Incremental Closing Date. The IPO Incremental Commitments shall become effective as of the applicable Increase Effective Date with respect to the IPO Incremental Commitments, subject to the satisfaction or waiver by the Administrative Agent and the Lenders of the following conditions (such date, the “IPO Incremental Closing Date”):

(A)	the IPO shall have been consummated (or concurrently with the IPO Incremental Closing Date, shall be consummated) no later than the date that is twelve (12) months after the Agreement Effective Date and in an amount not less than $250,000,000;

(B)	the Incremental Joinder (and any Notes that are to be provided by the Borrower if one or more IPO Incremental Lenders have, as of the IPO Incremental Closing Date, requested Notes to be issued pursuant to Section 2.10) shall have been duly executed and delivered by the respective Parties thereto to the extent any such Party is not a Lender prior to the IPO Incremental Closing Date; provided that no Note shall be issued to any IPO Incremental Lender hereunder unless specifically requested by such IPO Incremental Lender in writing to the Incremental Borrower;

(C)	no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the IPO Incremental Closing Date;

(D)	the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, provided that, any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects and provided, further, that for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for the Borrower and its Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.14(b), and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial statements of the Borrower, except as may have been disclosed in each filing of Borrower (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, through and including the date such certificate or otherwise disclosed in writing prior to the Consent Date”;

(E)	the Incremental Borrower shall have complied with all applicable notice, “know your customer” and anti-money laundering requirements of the Lenders, consistently applied; and

(F)	Schedule I shall be updated to reflect any updates to Commitments and the Lenders in accordance with the notice delivered by the Borrower pursuant to Section 2.14(a) and any Incremental Joinders delivered by the IPO Incremental Lenders on or prior to the IPO Incremental Closing Date.

(ii)	As of the IPO Incremental Closing Date, the Incremental Borrower shall become the Borrower for all purposes hereunder or in any other Loan Document and shall assume all of the rights and obligations of the Initial Borrower under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and notwithstanding anything to the contrary herein or in any other Loan Document, each of the Parties hereto acknowledge and agree that from and after the occurrence of the IPO Incremental Closing Date, the Initial Borrower shall, forever and irrevocably, cease to be a Loan Party under any and all Loan Documents, and all references to the Initial Borrower herein and in each other Loan Document shall be deemed to be deleted and of no further force and effect; provided that the grant of security by the Initial Borrower pursuant to the Security Agreement will remain in effect pursuant to the terms of the Security Agreement from and after the IPO Incremental Closing Date.

(iii)	Conditions to the Additional Incremental Closing Date. The Additional Incremental Commitments shall become effective as of the applicable Increase Effective Date with respect to the Additional Incremental Commitments, subject to the satisfaction or waiver by the Administrative Agent and the Lenders of the following conditions (such date, the “Additional Incremental Closing Date”):

(A)	the Incremental Joinder (and any Notes that are to be provided by the Borrower if one or more Additional Incremental Lenders have, as of the Additional Incremental Closing Date, requested Notes to be issued pursuant to Section 2.10) shall have been duly executed and delivered by the respective Parties hereto and thereto; provided that no Note shall be issued to any Additional Incremental Lender hereunder unless specifically requested by such Additional Incremental Lender in writing to the Incremental Borrower;

(B)	Schedule I shall be updated to reflect any updates to Commitments and the Lenders in accordance with the Incremental Joinders delivered by the Additional Incremental Lenders on or prior to the Additional Incremental Closing Date;

(C)	the IPO shall have been consummated no later than the date that is twelve (12) months after the Agreement Effective Date and in an amount not less than $250,000,000;

(D)	no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(E)	immediately before and immediately after giving effect to such Additional Incremental Commitments, the Borrower shall be in compliance with all of the covenants set forth in Section 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04(b) or (c)

(F)	the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, provided that, any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects and provided, further, that for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for the Borrower and its Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.14(b), and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial statements of the Borrower, except as may have been disclosed in each filing of Borrower (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, through and including the date such certificate or otherwise disclosed in writing prior to the Consent Date”;

(G)	the Borrower shall make any breakage payments in connection with any adjustment of Loans pursuant to Section 4.07; and

(H)	the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Agreement Effective Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c)          Terms of New Loans and Commitments. The terms and provisions of Incremental Loans made pursuant to Incremental Commitments shall be as follows:

(i)	terms and provisions of Additional Term Loans shall be, except as otherwise set forth herein or in the Incremental Joinder, substantially identical to the existing Loans and to the extent that the terms and provisions of Additional Term Loans are not identical to the existing Loans (except to the extent permitted by clauses (iii) or (iv) below) they shall be reasonably satisfactory to the Administrative Agent; provided that in any event the Additional Term Loans must comply with clauses (ii) and (iii) below;

(ii)	the maturity date of the Additional Term Loans shall not be earlier than the then Final Loan Maturity Date;

(iii)	the Applicable Rate for the Additional Term Loans shall be determined by the Borrower and the applicable Incremental Lenders; provided that in the event that the Applicable Rate for any Additional Term Loans is greater than the Applicable Rate for Term SOFR Loans by more than 0.25%, then the Applicable Rate for Term SOFR Loans and the Letter of Credit Fees (at each point in the table set forth in the definition of “Applicable Rate,” to the extent applicable) shall be increased to the extent necessary so that the Applicable Rate for the Additional Term Loans, as applicable, is no greater than 0.25% higher than the Applicable Rate for Term SOFR Loans at the then applicable pricing level in the table set forth in the definition of “Applicable Rate”; provided, further, that in determining the Applicable Rate applicable to the Additional Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Additional Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) of the Additional Term Loans shall be excluded; and (z) if the Additional Term Loans include a Term SOFR or Base Rate “floor”, such Term SOFR or Base Rate “floor,” respectively, shall be applicable to all Loans (or the difference between such floor for the Additional Term Loans and any existing Loans shall be equated to an increase in the Applicable Rate for purposes of this clause (iii));

(iv)	any IPO Incremental Revolving Loans and Additional Incremental Revolving Loans shall be on terms applicable to the existing Loans and any Additional Term Loans shall be on terms and pursuant to documentation reasonably acceptable to the Administrative Agent that is no more restrictive to the Borrower than those applicable to the existing Loans or any other Incremental Revolving Commitments or Incremental Term Loan Commitments, unless such other terms (1) apply only after the Final Loan Maturity Date of the existing Loans and each other Incremental Revolving Commitment or Incremental Term Loan Commitment at the time of incurrence of such Incremental Revolving Commitments or Incremental Term Loan Commitments, (2) shall also apply to the existing Loans or (3) in the case of Incremental Term Loan Commitments, relate only to mandatory prepayments, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization to be determined, subject to clauses (ii) and (iii) above and clause (f));

(v)	the Borrower agrees to pay or cause to be paid to the Administrative Agent for the account of each IPO Incremental Lender a per annum commitment fee on the daily average amount of such IPO Incremental Lender’s IPO Incremental Commitment, for the period from and including the date of this Agreement to the earlier of (x) last day of the IPO Incremental Availability Period and (y) the IPO Incremental Closing Date, equal to 0.50% multiplied by the daily average amount of such Lender’s IPO Incremental Commitment for such period (it being understood that following the IPO Incremental Closing Date, such commitment fees on any unused amount of the IPO Incremental Commitments will be paid in accordance with Section 2.03); provided that, for any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any such commitment fees (and the Borrower shall not be required to pay any such commitment fees that otherwise would have been required to have been paid to that Defaulting Lender).

The Incremental Commitments shall be effected by a joinder agreement (the “Incremental Joinder”) executed by the Incremental Borrower (with respect to the IPO Incremental Commitments), the Administrative Agent and each Incremental Lender (other than, in the case of the IPO Incremental Commitments, any Lender who was a Lender prior to the IPO Incremental Closing Date) making such Incremental Commitment, and, with respect to any Additional Incremental Commitments, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 11.01, the Incremental Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to Incremental Commitments. This Section 2.14 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

(d)       Adjustment of Revolving Credit Loans. To the extent the Commitments being increased on the relevant Incremental Closing Date are Incremental Revolving Commitments, then each Lender that is acquiring an Incremental Revolving Commitment on the Incremental Closing Date shall make a Loan or Loans, the proceeds of which will be used to prepay the Loans of the other Lenders immediately prior to such Incremental Closing Date, so that, after giving effect thereto, the Loans outstanding are held by the Lenders pro rata based on their Commitments after giving effect to such Incremental Closing Date. If there is a new borrowing of Loans on such Incremental Closing Date, the Lenders after giving effect to such Incremental Closing Date shall make such Loans in accordance with Section 2.01.

(e)       Making of New Term Loans. On any Incremental Closing Date on which Incremental Term Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Commitment shall make a term loan to the Borrower in an amount equal to its Incremental Term Commitment.

(f)       Equal and Ratable Benefit. The Incremental Revolving Commitments and Incremental Term Commitments established pursuant to this paragraph shall constitute Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Incremental Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of term loans or any such Incremental Revolving Commitments and Incremental Term Commitments.

Section 2.15 Benchmark Replacement Setting.

(a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Article 3
LETTERS OF CREDIT

Section 3.01 Letters of Credit.

(a)          On the terms and conditions set forth herein:

(i)	each of the Issuing Banks severally agrees in reliance upon the agreements of the other Lenders set forth in this Article 3:

(A)	from time to time on any Business Day during the period from the Agreement Effective Date to the Commitment Termination Date applicable to such Issuing Bank (or such earlier date as the Commitments of all Lenders shall have terminated in accordance with the terms hereof) to issue Letters of Credit denominated in Dollars for the account of the Borrower and/or any one or more of its Subsidiaries and/or affiliates, and to amend or extend Letters of Credit previously issued by such Issuing Bank (in each case, in the form presented by the Borrower or the beneficiary of such Letter of Credit, except to the extent that such form is materially inconsistent with the internal policies and procedures of the Issuing Bank, consistently applied to similarly situated borrowers), in accordance with Section 3.02(c) and Section 3.02(d), subject to the following limitations: (1) the Outstanding aggregate amount of all Letters of Credit issued by each Issuing Bank shall not exceed at any one time such Issuing Bank’s L/C Commitment at such time; and (2) the Outstanding aggregate amount of all Letters of Credit issued by the Issuing Banks shall not exceed at any one time an amount equal to the Commitments of the Lenders at such time less the Outstanding aggregate principal sum of the Loans and L/C Obligations at such time, and

(B)	to honor drafts drawn under, and in compliance with, the terms and conditions of Letters of Credit;

provided, however, that (i) each Existing Letter of Credit listed on Schedule 3.02 that was issued by KeyBank National Association under the Existing Credit Facility shall be deemed to have been issued by the Issuing Bank under, and be subject to the terms and conditions of, this Agreement, (ii) the reimbursement obligations with respect to such Existing Letter of Credit shall constitute L/C Obligations of the Borrower under this Agreement, and (iii) each reference in any other Loan Document to “L/C Obligations” shall also mean and be a reference to such L/C Obligations of the Borrower with respect to such Existing Letter of Credit.

(ii)	The Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and/or any one or more of its Subsidiaries and/or affiliates; provided, that the Issuing Banks shall not be obligated to issue, and no Lender shall be obligated to participate in, any Letter of Credit if, as of the date of issuance of such Letter of Credit (the “Issuance Date”) and after giving effect thereto, the amount of the aggregate principal amount (without duplication) of all the Loans and L/C Obligations Outstanding exceeds or would exceed the Commitments of all Lenders.

(iii)	Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b)          The Issuing Banks shall not issue any Letter of Credit if, to any such Issuing Bank’s knowledge:

(i)	such Issuing Bank has received Notice from any Lender, the Administrative Agent or the Borrower, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article 7 is not then satisfied;

(ii)	the expiry date of any requested Letter of Credit is more than one (1) year after the date of issuance or is after the Commitment Termination Date of the applicable Issuing Bank or any Commitment Termination Date following which the aggregate amount of the Commitments remaining would not be at least equal to the aggregate principal amount of the Loans and L/C Obligations (taking into account the amount of the requested Letter of Credit) Outstanding as of the Issuance Date of such requested Letter of Credit; or

(iii)	any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.10(a)(i)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Section 3.02 Issuance, Amendment and Extension of Letters of Credit.

(a)       Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower, received by the applicable Issuing Bank and the Administrative Agent at least two (2) Business Days (or such lesser period of time as the applicable Issuing Bank and the Administrative Agent shall agree in their sole discretion or as otherwise agreed by the Borrower and the applicable Issuing Bank) prior to the proposed Issuance Date. Each such request for issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed Issuance Date of such Letter of Credit (which shall be a Business Day); (ii) the face amount and currency of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require.

(b)       Two (2) Business Days prior to the issuance of any Letter of Credit (or such lesser period of time as the applicable Issuing Bank and the Administrative Agent shall agree in their sole discretion), the applicable Issuing Bank shall confirm with the Administrative Agent the availability of the Commitments with respect to such issuance and that the applicable conditions specified in Article 7 have been satisfied. Subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested Issuance Date, issue a Letter of Credit for the account of the Borrower in accordance with such Issuing Bank’s usual and customary business practices.

(c)       From time to time while a Letter of Credit is outstanding and prior to the Commitment Termination Date of the applicable Issuing Bank (or such earlier date as the Commitments of all Lenders shall have terminated in accordance with the terms hereof), the applicable Issuing Bank shall, upon the written request of the Borrower (with a copy sent to the Administrative Agent) at least two (2) Business Days prior to the proposed date of amendment (or such lesser period of time as the applicable Issuing Bank and the Administrative Agent shall agree in their sole discretion), amend any Letter of Credit issued by such Issuing Bank; provided that any amendment of the expiry date shall be subject to Section 3.01(b)(ii). Each such request for amendment of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the applicable Issuing Bank may reasonably require. The applicable Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Administrative Agent will promptly notify the Lenders of a request of issuance or renewal or extension of a Letter of Credit.

(d)       The Issuing Banks and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Commitment Termination Date of the applicable Issuing Bank (or such earlier date as the Commitments of all Lenders shall have terminated in accordance with the terms hereof), each of the Issuing Banks shall be entitled to authorize the automatic extension of any Letter of Credit issued by it unless (A) such Issuing Bank would not be permitted at such time to issue or amend such Letter of Credit in its renewed form pursuant to Section 3.01(b); (B) the beneficiary of such Letter of Credit does not accept the proposed extension of such Letter of Credit; or (C) such Issuing Bank receives a written request from the Borrower, at least three (3) Business Days prior to the last date on which notification of non-extension must be given (or as otherwise agreed by the Borrower and the applicable Issuing Bank), not to renew any Letter of Credit. Each such request for non-extension of a Letter of Credit shall be made in writing and shall specify (i) the Letter of Credit number; (ii) the beneficiary’s name; and (iii) that the applicable Issuing Bank is instructed to notify the beneficiary of non-extension.

(e)       Each Issuing Bank shall deliver to the Administrative Agent any notices of termination or other communications by such Issuing Bank to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Commitment Termination Date of the applicable Issuing Bank or any Commitment Termination Date following which the aggregate amount of the Commitments remaining would not be at least equal to the aggregate principal amount of the Loans and L/C Obligations (taking into account the amount of such Letter of Credit) Outstanding.

(f)       This Agreement shall control in the event (and to the extent) of any conflict with any L/C Related Document (other than any Letter of Credit).

(g)       Each Issuing Bank will also deliver to the Administrative Agent, concurrently with or promptly following delivery of a Letter of Credit by such Issuing Bank, or amendment to or extension of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of such Letter of Credit or amendment to or extension of a Letter of Credit.

(h)       The Administrative Agent shall furnish to each Lender quarterly a summary of outstanding Letters of Credit.

(i)       Notwithstanding anything to the contrary set forth in any Existing Letter of Credit listed on Schedule 3.02, the Parties hereto acknowledge and agree that any reference in an Existing Letter of Credit to “D. E. Shaw Renewable Investments, L.L.C.” as an applicant or account party shall be deemed to be a reference to (x) prior to the IPO Incremental Closing Date, “DESRI Holdings, L.P.” and (y) from and after the IPO Incremental Closing Date, “DESRI Inc.”.

Section 3.03 Risk Participations, Drawings and Reimbursements.

(a)       Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, as the same may be adjusted from time to time hereunder, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. The amount of each Lender’s participation in each Letter of Credit shall be automatically adjusted from time to time in accordance with such Lender’s Pro Rata Share at such time and shall, for each Lender, be automatically reduced to zero on the date of such Lender’s applicable scheduled Commitment Termination Date. For purposes of Section 2.01, each issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

(b)       In the event of any drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Administrative Agent and the Borrower. Unless notified by the Borrower to convert an unreimbursed drawing into Loans or, if the Borrower requests a conversion of an unreimbursed drawing into Loans but the unreimbursed drawing is not converted because of the Borrower’s failure to satisfy the conditions set forth in Section 7.02(b) (such unreimbursed drawing which has not been converted constituting an L/C Borrowing), each Lender will be deemed to be obligated to make an L/C Advance (expressed in Dollars) in the full amount of such Lender’s Pro Rata Share (determined as of the date of such L/C Advance) of such L/C Borrowing and such L/C Advances shall bear interest at a rate per annum equal to the Base Rate plus two percent (2%) per annum. Any notice given by any Issuing Bank or the Administrative Agent pursuant to this Section 3.03(b) may be oral if promptly confirmed in writing (including by facsimile or email); provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)       With respect to any unreimbursed drawing that the Borrower requests be converted into a Loan and that satisfies the conditions set forth in Section 7.02(b), each Lender shall upon any notice make available to the Administrative Agent for the account of the applicable Issuing Bank an amount in Dollars in Immediately Available Funds equal to its Pro Rata Share (determined as of the date of such L/C Borrowing) of the amount of the amount of such drawing, whereupon the participating Lenders shall each be deemed to have made a Loan consisting of a Base Rate Loan to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Bank the amount of such Lender’s Pro Rata Share of the amount of such drawing by no later than 2:00 p.m. (New York, New York time) on the next Business Day, then interest shall accrue on such Lender’s obligation to make such payment, from the applicable date to the date such Lender makes such payment, at a rate per annum equal to the Overnight Rate in effect from time to time during such period.

(d)       Each Lender’s obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)       The Administrative Agent shall remit the funds received from the Lenders pursuant to this Section 3.03 to the applicable Issuing Bank in Dollars.

Section 3.04 Repayment of Participations.

(a)       Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Bank of Immediately Available Funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of such Issuing Bank for such Lender’s participation in such Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to such Lender, in the same funds as those received by the Administrative Agent for the account of such Issuing Bank, the amount of such Lender’s Pro Rata Share of such funds, and the applicable Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Administrative Agent for the account of such Issuing Bank.

(b)       If the Administrative Agent or any Issuing Bank is required at any time to pay to the Borrower, or to a trustee, receiver, liquidator or custodian, or to any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Administrative Agent for the account of such Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under any Letter of Credit or interest thereon, each Lender shall, on demand of the Administrative Agent, forthwith pay to such Issuing Bank through the Administrative Agent the amount of its Pro Rata Share (determined as of the date thereof) of any amounts so paid by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are paid by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Rate in effect from time to time.

(c)       To the extent that any funds are paid to the Administrative Agent pursuant to Section 8.02 in respect of any Letters of Credit outstanding prior to any draw thereunder, such funds shall be held by the Administrative Agent and applied to the reimbursement of any draws pursuant to such Letters of Credit.

Section 3.05 Role of Issuing Banks.

(a)       Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificate or other document expressly required by the applicable Letter of Credit) or to ascertain or inquire as to the validity of any such document or the authority of the Person executing or delivering any such document.

(b)       Neither the Issuing Banks nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C Related Document.

(c)       The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued for the account of the Borrower; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Issuing Banks nor any of the correspondents, participants or assignees of the Issuing Banks (including the Lenders), shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence in determining whether a request presented under a Letter of Credit issued by such Issuing Bank complies with the terms of such Letter of Credit or such Issuing Bank’s willful failure to pay under any Letter of Credit (except as a result of a court order) after the presentation to such Issuing Bank by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer a Letter of Credit or the rights or benefits thereunder or assigning the proceeds thereof, in whole or in part, in accordance with the terms of such Letter of Credit which may prove to be invalid or ineffective for any reason. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 3.06 Obligations Absolute. The obligations of the Borrower under this Agreement and any L/C Related Document to reimburse the Issuing Banks for a drawing under a Letter of Credit issued by such Issuing Bank, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into any Loan or Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Related Document under all circumstances, including the following:

(a)       any lack of validity or enforceability of this Agreement or any L/C Related Document;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents, which have been previously agreed to by the Borrower;

(c)       the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

(d)       any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e)       any payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Bank under any Letter of Credit to any Person purporting to be (and providing reasonable evidence of its status as) a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit;

(g)           waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Company or any waiver by the Issuing Bank which does not in fact materially prejudice the Company;

(h)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(i)            any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP (as defined below) or the UCP (as defined below), as applicable; or

(j)            any other circumstance or happening whatsoever (other than failure to pay a Letter of Credit in accordance with its terms), whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Section 3.07   Letter of Credit Fees.

(a)           The Borrower shall pay to the Administrative Agent for the account of each Lender a letter of credit fee with respect to the Letters of Credit issued for its account equal to (i) the Applicable Rate per annum, times (ii) the amount of the average daily maximum amount available to be drawn under the outstanding Letters of Credit computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the first Business Day following the calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Agreement Effective Date, through the Commitment Termination Date of the applicable Issuing Bank, with the final payment to be made on the Commitment Termination Date of the applicable Issuing Bank.

(b)           [Reserved].

(c)           The Borrower shall pay to the Issuing Banks, in Dollars, from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each such Issuing Bank relating to Letters of Credit issued by such Issuing Bank for the account of the Borrower as are from time to time in effect and as agreed to by separate letter agreement between the Borrower and each such Issuing Bank.

Section 3.08   Governing Rules. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower, when a Letter of Credit is issued hereunder: (i) the rules of the “International Standby Practices 1998” published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance (the “ISP”)) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”), shall apply to each commercial Letter of Credit (and may, if agreed by the applicable Issuing Bank, apply to standby Letters of Credit). Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 3.09   Letters of Credit Issued for Subsidiaries or Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or an affiliate, the Borrower shall be obligated to reimburse the Issuing Bank hereunder (or cause such reimbursement to be made) for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries or affiliates.

Section 3.10   Conflict with L/C Related Documents. In the event of any conflict between the terms hereof and the terms of any L/C Related Documents, the terms hereof shall control.

Article 4
CERTAIN GENERAL PROVISIONS

Section 4.01   Funds for Payments.

(a)           All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, without counterclaim or setoff, to the account of the Administrative Agent specified in Schedule I, for the respective accounts of the Lenders or the Issuing Banks, as the case may be, in Immediately Available Funds, not later than 2:00 p.m., New York, New York time, on the due date therefor. Any payment received by the Administrative Agent after the time specified in the immediately preceding sentence, shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable to any of the Issuing Banks or pursuant to Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 11.03 and Section 11.04), to the Lenders for the account of their respective Applicable Lending Offices (or, in the case of a payment due on a Loan Maturity Date applicable to less than all Lenders, ratably to such Lenders), and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Subject to Section 8.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or unreimbursed L/C Obligations, as applicable, then due to such parties.

(b)           Unless the Administrative Agent shall have received Notice from the Borrower prior to the date on which any payment is due to the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank, as the case may be, on such due date an amount equal to the amount then due such Lender or the applicable Issuing Bank, as the case may be. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent each Lender or the applicable Issuing Bank, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender or such Issuing Bank, as the case may be, until the date such Lender or such Issuing Bank, as the case may be, repays such amount to the Administrative Agent at the Overnight Rate.

(c)           The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments required under this Agreement are several and not joint. The failure of any Lender to make any Loan or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Loan, to purchase its participations, as applicable or to make its payment required under this Agreement.

Section 4.02  Computations. All computations of interest for Base Rate Loans shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based upon the Term SOFR or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 days or 366 days, as the case may be. Except as otherwise provided in the definition of the term Interest Period with respect to any Term SOFR Loan, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest on any principal so extended shall accrue during such extension.

Section 4.03  Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain any Loan as a Term SOFR Loan, such Lender shall promptly give Notice of such circumstances to the Loan Parties and the other Lenders and thereupon (a) the commitment of such Lender to make any Loan as a Term SOFR Loan or Convert any portion of the Loans of another Type to a Term SOFR Loan shall automatically be suspended, and (b) if such Loan is a Term SOFR Loan, then it shall be Converted automatically to a Base Rate Loan on the last day of the Interest Period applicable to such Term SOFR Loan, as the case may be, or within such earlier period as may be required by law. Notwithstanding anything contained in this Section 4.03 to the contrary, in the event that any Lender is unable to make or maintain any Loan as a Term SOFR Loan as set forth in this Section 4.03, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative Applicable Lending Office so as to avoid such inability.

Section 4.04   Additional Costs. If a Change in Law:

(a)           imposes or increases or renders applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender (including without limitation the Commitments of such Lender hereunder), or

(b)           imposes on any Lender, any Issuing Bank or any Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Letters of Credit or any class of loans of which the Loans form a part or the Commitment of such Lender, hereunder, and

(c)           the foregoing has the result of:

(i)	increasing the cost or reducing the return to any Lender, or any Issuing Bank of making, funding, issuing, renewing, extending or maintaining any Loan as a Loan, maintaining its Commitment or issuing or participating in the Letters of Credit, or

(ii)	reducing the amount of principal, interest or other amount payable to such Lender or Agent hereunder, or

(iii)	requiring such Lender or such Issuing Bank, as the case may be, to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or such Issuing Bank, as the case may be, from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or such Issuing Bank or Agent, as the case may be, at any time and from time to time and as often as the occasion therefor may arise, pay or cause to be paid to such Lender or such Issuing Bank or Agent, as the case may be, such additional amounts as will be sufficient to compensate such Lender or such Issuing Bank or Agent, as the case may be, for such additional cost, reduction, payment or foregone interest or other sum. Notwithstanding anything contained in this Section 4.04 to the contrary, upon the occurrence of any event set forth in this Section 4.04 with respect to any Lender such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative Applicable Lending Office so as to avoid the effect of such event set forth in this Section 4.04.

Section 4.05  Capital Adequacy. If any Change in Law affects the amount of capital or liquidity required or expected to be maintained by any Lender, any Issuing Bank or any corporation controlling such Lender or Issuing Bank due to the existence of its Commitment, L/C Commitment, Loans or Letters of Credit or participations in Letters of Credit (as the case may be) hereunder, and such Lender or such Issuing Bank determines that the result of the foregoing is to increase the cost or reduce the return to such Lender or such Issuing Bank, as the case may be, of making or maintaining its Commitment, Loans or Letters of Credit or participating in Letters of Credit hereunder, then such Lender or such Issuing Bank, as the case may be, may notify the Loan Parties of such fact. To the extent that the costs of such increased capital or liquidity requirements are not reflected in the Base Rate, Term SOFR, the Facility Fee and/or the Applicable Rate, the Loan Parties and such Lender or such Issuing Bank, as the case may be, shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Loan Parties receive such Notice, an adjustment payable hereunder that will adequately compensate such Lender or such Issuing Bank, as the case may be, in light of these circumstances, and in connection therewith, such Lender or such Issuing Bank, as the case may be, will provide to the Loan Parties reasonably detailed information regarding the increase of such Lender’s or such Issuing Bank’s costs. If the Loan Parties and such Lender or such Issuing Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Loan Parties receive such Notice, then commencing on the date of such Notice (but not earlier than the effective date of any such increased capital or liquidity requirement), the interest, the Facility Fee and/or the Applicable Rate payable hereunder shall increase by an amount that will, in such Lender’s or such Issuing Bank’s reasonable determination, provide adequate compensation. Each Lender and each Issuing Bank agrees that amounts claimed pursuant to this Section 4.05 shall be made in good faith and on an equitable basis.

Section 4.06   Recovery of Additional Compensation.

(a)          Certificates. Any Lender or any Issuing Bank claiming any additional amounts pursuant to Section 4.04, Section 4.05 or Section 4.07, as the case may be, shall provide to the Administrative Agent and the Loan Parties a certificate setting forth such additional amounts payable pursuant to Section 4.04, Section 4.05 or Section 4.07, as the case may be, and a reasonable explanation of such amounts which are due (provided that, without limiting the requirement that reasonable detail be furnished, nothing herein shall require a Lender to disclose any confidential information relating to the organization of its affairs). Such certificate shall be conclusive, absent manifest error, that such amounts are due and owing.

(b)          Delay in Requests. Delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 4.04, Section 4.05 or Section 4.07, as applicable, shall not constitute a waiver of such Party’s right to demand such compensation; provided that the Loan Parties shall not be required to compensate any Lender or Issuing Bank for any increased costs incurred or reductions in returns suffered more than ninety (90) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions in return, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.07   Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any Loan made to the Borrower as a Term SOFR Loan) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Loan made to the Borrower when it is a Term SOFR Loan as and when due and payable, (b) default by the Borrower in making a prepayment after the Borrower has given a Notice of prepayment pursuant to Section 2.09(a), (c) default by the Borrower in making a Borrowing after the Borrower has given a Borrowing Notice pursuant to Section 2.02 or has given (or is deemed to have given) an Interest Rate Notice pursuant to Section 2.07, (d) the making of any payment of principal of a Term SOFR Loan or the making of any Conversion of any such Term SOFR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto or (e) the assignment of any Term SOFR Loan prior to the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Term SOFR Loans.

Section 4.08   Taxes.

(a)           Issuing Bank. For purposes of this Section 4.08, the term “Lender” includes any Issuing Bank.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes payable by the Borrower (including Indemnified Taxes imposed or asserted on or attributable to amounts payable by the Borrower under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified such Agent for such Indemnified Taxes and without expanding or limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (e).

(f)           Evidence of Payments. Within thirty (30) days after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.08, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Administrative Agent, at the time or times reasonably requested by the Loan Parties or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.08(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(1)        any Lender that is a U.S. Person shall deliver to the Loan Parties and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

 (2)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Administrative Agent), whichever of the following is applicable:

(i)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Loan Parties within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W- 8BEN or IRS Form W-8BEN-E ; or

(iv)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(3)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments to FATCA made after the Agreement Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.08 (including by the payment of additional amounts pursuant to this Section 4.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 4.09   Cash Collateral.

(a)          Certain Credit Support Events. If (i) any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by an Agent or the applicable Issuing Bank, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to any Cash Collateral provided by the Defaulting Lender). If at any time an Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agents or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by an Agent, pay to such Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that such Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Bank.

(b)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agents, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to this Agreement. If at any time an Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agents or the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount with respect to the Obligations of the Borrower, the Borrower will, promptly upon demand by an Agent, pay or provide to such Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank National Association. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral pledged by it.

(c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 4.09 or Sections 4.10 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii))) or (ii) the determination by the Agent and the applicable Issuing Banks that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 4.10   Defaulting Lenders; Cure.

(a)           Defaulting Lenders. If any Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 8.02, then:

(i)	so long as no Event of Default has occurred and is continuing, all or any part of the L/C Obligations Outstanding shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (excluding from the determination thereof any Defaulting Lender’s Commitment) but only to the extent that (x) the sum of (A) the aggregate principal amount of all Loans made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Pro Rata Shares (before giving effect to the reallocation contemplated herein) of any L/C Obligations Outstanding, plus (C) such Defaulting Lender’s Pro Rata Share of any L/C Obligations Outstanding, does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) after giving effect to such reallocation, the sum of the aggregate principal amount of all Loans made by any Non-Defaulting Lender plus such non-Defaulting Lender’s ratable share of L/C Obligations then outstanding does not exceed the Commitment of such Non-Defaulting Lender;

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Loan Parties (but, in each case, only in respect of their respective assets) shall promptly (and in any event within three (3) Business Days or such longer period as may be agreed by the applicable Issuing Bank, as the case may be) either (A) cash collateralize such Defaulting Lender’s Pro Rata Share of any L/C Obligations Outstanding (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to the applicable Issuing Bank, as the case may be, for so long as such Letters of Credit are outstanding, or (B) provide such Issuing Bank, as the case may be, a letter of credit or enter into other arrangements as are reasonably satisfactory to the Loan Parties and/or such Issuing Bank, as the case may be, in order (after giving effect to any partial reallocation pursuant to clause (i) above) reasonably to mitigate such Issuing Bank’s remaining risk with respect to the non-reallocated portion of any L/C Obligations Outstanding for which such Defaulting Lender is responsible hereunder;

(iii)	if the Pro Rata Shares of the L/C Obligations of the Non-Defaulting Lenders are reallocated pursuant to this Section 4.10(a), then the fees payable to the Lenders pursuant to Section 3.07 shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares of L/C Obligations and, to the extent not so reallocated, shall be allocated to Issuing Bank or retained by the Loan Parties as agreed pursuant to clause (ii) of this Section 4.10(a).

Subject to Section 11.19, no reallocation of Defaulting Lender’s participation in L/C Obligations hereunder shall constitute a waiver or release of any claim of any Party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)           Defaulting Lender Cure. If the Loan Parties, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the Parties, whereupon as of the effective date specified in such Notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral or other acceptable credit support), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as any Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.10(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected Parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any Party arising from that Lender’s having been a Defaulting Lender.

(c)           New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders or the provisions of Section 4.10(a)(ii) have been complied with, and participating interests in any such newly- issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.10(a)(i) (and no Defaulting Lender shall participate therein).

(d)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise), or received by the Administrative Agent from a Defaulting Lender by exercise of right of set-off, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.10(a); fourth, as the Loan Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so agreed by the Administrative Agent and the Loan Parties, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.10(a); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the Loan Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 or Section 7.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.10(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.10(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto (and the amounts thus applied or held shall discharge any corresponding obligations of the Loan Parties relating thereto).

(e)           Effect on Other Obligations. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 4.10, performance by any Loan Party of its respective obligations hereunder shall not be excused or otherwise modified as a result of the operation of this Section 4.10. The rights and remedies against a Defaulting Lender under this Section 4.10 are in addition to any other rights and remedies which a Loan Party, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

Article 5

REPRESENTATIONS AND WARRANTIES

Each Loan Party (for itself only), represents and warrants to the Lenders, the Issuing Banks and the Agents as follows:

Section 5.01   Corporate Authority.

(a)           Incorporation; Good Standing. Such Loan Party (i) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power to own its property and conduct its business as now conducted, and (iii) is duly qualified and authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)          Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate or other authority of such Loan Party, (ii) have been duly authorized by all necessary corporate or other organizational proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of any law, statute, rule or regulation to which such Loan Party is subject or any material judgment, order, writ, injunction, license or permit applicable to such Loan Party, except where any such conflict, breach, or contravention would not reasonably be expected to have a Material Adverse Effect, and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any material agreement or other material instrument binding upon, such Loan Party. This Agreement and each other Loan Document to which such Loan Party is a party have been duly executed and delivered by such Loan Party.

(c)           Enforceability. The execution and delivery by such Loan Party of this Agreement and the other Loan Documents to which it is a party will result in valid and legally binding obligations of such Loan Party, enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies generally and general principles of equity.

Section 5.02   Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required which has not already been obtained (and except where the failure to obtain such approval, consent, exemption, authorization or other action by, or notice to, or filing with any Governmental Authority or any other Person would not reasonably be expected to have a Material Adverse Effect), in connection with (a) the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement or any other Loan Document to which it is a party, (b) the grant by such Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject, however, to Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

Section 5.03   Title to Properties. The Borrower owns all of the assets reflected as its assets in the consolidated balance sheet of the Borrower referred to in Section 5.04 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as otherwise permitted pursuant to the provisions of this Agreement since that date (or would not reasonably be expected to have a Material Adverse Effect) and except for such assets owned from time to time by any entity whose assets are consolidated on the balance sheet of the Borrower and its Subsidiaries solely as a result of the operation of FASB ASC 810 (or would not reasonably be expected to have a Material Adverse Effect)), subject to no Liens on the Borrower, except for such matters set forth in Schedule 5.03 and Schedule 5.14 or otherwise permitted pursuant to the provisions of this Agreement.

Section 5.04   Financial Statements. The Borrower’s unaudited consolidated statement of operations for the year ended December 31, 2020, the Borrower’s unaudited pro forma condensed consolidated balance sheet as of September 30, 2021 and the Borrower’s financial statements included in the form S-1 Registration Statement filed with the SEC on January 14, 2022, in each case, have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position and results of operations of the Loan Parties and its Subsidiaries, taken as a whole, at the respective dates and for the respective periods to which they apply. As of the Agreement Effective Date, there has been no material adverse change in the business or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, since September 30, 2021, except as set forth in Schedule 5.04.

Section 5.05   Franchises, Patents, Copyrights Etc. Such Loan Party possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted and, except where in any such case any such conflict would not reasonably be expected to have a Material Adverse Effect, without known conflict with any rights of others.

Section 5.06  Litigation. Except as described in Schedule 5.06, there is no litigation or other legal proceeding pending, or, to the knowledge of such Loan Party, threatened against the Loan Party that is reasonably likely to be determined adversely to the Loan Party, and if determined adversely to any Loan Party would reasonably be expected to result, giving effect to such adverse determination, in the failure of the Borrower to comply with the provisions of Section 6.13, or to materially impair the right of any Loan Party to carry on its business substantially as now conducted by it, in each case, except any litigation or other legal proceeding that would not reasonably be expected to have a Material Adverse Effect. There is no litigation or other legal proceedings pending, or, to the knowledge of such Loan Party, threatened against any of such Loan Party that if determined adversely to any of such Loan Party could reasonably be expected to question the validity of this Agreement, the other Loan Documents or any actions taken or to be taken pursuant hereto or thereto.

Section 5.07   Compliance With Other Instruments, Laws, Etc. Such Loan Party is not in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any material decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that would have a Material Adverse Effect.

Section 5.08  Tax Status. The Borrower (a) prepared and, giving effect to all proper extensions, timely filed all federal and state income tax returns and, to the best knowledge of such Loan Party, all other material tax returns, reports and declarations required by any applicable jurisdiction to which the Borrower is legally subject, which, giving effect to all proper extensions, were required to be filed prior to the Agreement Effective Date, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) to the extent deemed necessary or appropriate by the Borrower, set aside on its books provisions reasonably adequate for the payment of all known taxes for periods subsequent to the periods to which such returns, reports or declarations apply, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.09   No Default. No Default has occurred and is continuing.

Section 5.10   Investment Company Act. Such Loan Party is not an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 5.11   Employee Benefit Plans.

(a)          In General. Each Employee Benefit Plan sponsored by such Loan Party has been maintained and operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions, except where the failure to maintain or operate in compliance would not reasonably be expected to have a Material Adverse Effect.

(b)          [Reserved].

(c)          Guaranteed Pension Plans. As of the Agreement Effective Date, each contribution required to be made to a Guaranteed Pension Plan by such Loan Party or an ERISA Affiliate, whether required to satisfy the minimum funding requirements described in §302 or §303 of ERISA, the notice or lien provisions of §303(k) of ERISA, or otherwise, has been timely made. As of the Agreement Effective Date, no waiver from the minimum funding standards or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. As of the Agreement Effective Date, no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by such Loan Party or any ERISA Affiliate with respect to any Guaranteed Pension Plan, and there has not been any ERISA Reportable Event which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.

(d)          Multiemployer Plans. No Loan Party nor any ERISA Affiliate has incurred any material unpaid liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. No Loan Party nor any ERISA Affiliate has been notified that any Multiemployer Plan is insolvent or in “endangered” or “critical” status under and within the meaning of §§4245 or §305, respectively, of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

Section 5.12   Use of Proceeds of Loans, and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used for (a) the general corporate purposes of the Loan Parties and/or their respective Subsidiaries or Affiliates, including (i) the funding of any such person’s day-to-day operations, operating expenses and any other similar obligations; (ii) in connection with the acquisition, development, financing, restructuring, ownership, management, construction, administration, operation and/or disposition of (and any costs associated with) existing or potential renewable energy or other similar projects of or related to the Loan Parties and/or their respective direct or indirect Subsidiaries or Affiliates; (iii) to pay interest and fees on any Obligations and to repay any outstanding LC Obligations; and (iv) with respect to the proceeds of any Tranche B Loans, the contribution of such proceeds to D. E. Shaw Renewable Investments, LLC, without regard to any other restrictions in Article 6 of this Agreement or the other Loan Documents and (b) for the refinancing of the Existing Credit Facility.

Section 5.13   Compliance with Margin Stock Regulations. Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U or Regulation X of the Federal Reserve Board), and no part of the proceeds of any Loan or any Letter of Credit hereunder will be used to purchase or carry any “margin stock,” to extend credit to others for the purpose of purchasing or carrying any “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. In addition, not more than 25% of the value (as determined by any reasonable method) of the assets of such Loan Party consists of margin stock.

Section 5.14   Subsidiaries; Equity Interests; Loan Parties. Schedule 5.14 (as may be updated from time to time pursuant to Section 6.04(b) and Section 6.04(c)) sets forth, in all material respects, the ownership structure of the Borrower and its Subsidiaries.

Section 5.15   Disclosure. Neither this Agreement nor any other document, certificate or written statement, in each case concerning such Loan Party (expressly excluding projections and other forward-looking statements and, to the extent not prepared by the Loan Parties or their Subsidiaries, general market data and information of a general economic or industry specific nature), furnished to the Administrative Agent by or on behalf of such Loan Party in connection herewith contains, as of the date prepared and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading in a materially adverse manner, in light of the circumstances under which they were made; provided that, to the extent any such other document, certificate or statement constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by them to be reasonable at the time made and furnished (it being understood that forecasts and projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Loan Parties (and that may be material), and that no assurance can be given that the projections or forecasts will be realized).

Section 5.16   OFAC. None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of any Loan Party or its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individuals or entities that are (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

Section 5.17   Anti-Corruption Laws. Each Loan Party has and, to the knowledge such Loan Party, its Subsidiaries have, conducted their businesses in compliance with applicable anti-corruption laws, the Patriot Act, anti-terrorism laws and money laundering laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, in each case, in all material respects.

Section 5.18   ERISA. Each Loan Party represents and warrants as of the Agreement Effective Date that such Loan Party is not and will not be using “plan assets” (within the meaning of 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans or satisfies and will continue to satisfy an applicable prohibited transaction exemption in connection with the Loans, the Letters of Credit or Commitments.

Article 6

COVENANTS OF THE BORROWER

Each Loan Party covenants and agrees (for itself only) that, so long as any portion of the Loans, any Note as may be issued hereunder, any Letter of Credit or any Commitment is outstanding:

Section 6.01   Punctual Payment. Such Loan Party will duly and punctually pay or cause to be paid (a) the principal and interest on the Loans, and (b) the fees provided for in this Agreement.

Section 6.02  Maintenance of Office. The Borrower will maintain its chief executive office at 1166 Avenue of the Americas, 9th Floor, New York NY 10036, or at such other place in the United States of America as the Borrower shall designate by Notice to the Administrative Agent in accordance with Section 11.02.

Section 6.03   Records and Accounts. Such Loan Party will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) to the extent deemed necessary or appropriate by such Loan Party, maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.04   Financial Statements, Certificates and Information. The Borrower will deliver to each Lender, which, for the purposes of this Section 6.04, may be made available electronically by the Borrower as provided in the final sentence of this Section 6.04:

(a)          as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, to the extent that audited financial statements are available for the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year or year-end (commencing with the fiscal year 2021) as applicable, and all such consolidated statements to be prepared in accordance with generally accepted accounting principles, such consolidated statements to be audited and accompanied by a report and opinion of a “big four” accounting firm or by other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. If applicable, the Administrative Agent, each Lender and the Issuing Banks hereby agree that the foregoing requirement shall be satisfied if the appropriate Form 10-K filed with the Securities and Exchange Commission is publicly available;

(b)          for so long as audited financial statements of the Borrower are not available as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year or year-end, as applicable, and all such consolidated statements to be prepared in accordance with generally accepted accounting principles, together with a certification by the Responsible Officer of the Borrower that (i) the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries as of the end of such fiscal year and a written statement from the Responsible Officer of the Borrower to the effect that such officer has read a copy of this Agreement, and that, in making the examination necessary to said certification, he or she has obtained no knowledge of any Default (other than, if applicable, a potential Event of Default as a result of the failure to comply with the financial covenants set forth in Section 6.13 (provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the Borrower’s intention to exercise the Cure Right)), or, if such officer shall have obtained knowledge of any then existing Default, he or she shall disclose in such statement any such Default and (ii) setting forth the Borrower Leverage Ratio and the Borrower Interest Coverage Ratio in substantially the form of Exhibit E; provided that such officer shall not be liable to the Administrative Agent, the Lenders or the Issuing Banks for failure to obtain knowledge of any Default, and, to the extent there has been any update to the ownership structure of the Borrower and its Subsidiaries as set forth on Schedule 5.14, delivered as of the Agreement Effective Date and any other date thereafter, attaching an updated ownership structure of the Borrower and its Subsidiaries;

(c)          as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statements of income and consolidated statements of cash flows for the portion of the fiscal year to which they apply, all prepared in accordance with generally accepted accounting principles, together with a certification by the Responsible Officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries as of the end of such quarter (subject to year-end adjustments) and a written statement from the Responsible Officer of the Borrower to the effect that (i) such officer has read a copy of this Agreement, and that, in making the examination necessary to said certification, he or she has obtained no knowledge of any Default (other than, if applicable, a potential Event of Default as a result of the failure to comply with the financial covenants set forth in Section 6.13 (provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the Borrower’s intention to exercise the Cure Right)), or, if such officer has obtained knowledge of any then existing Default, he or she shall disclose in such statement any such Default; provided that such officer shall not be liable to the Administrative Agent, the Lenders or the Issuing Banks for failure to obtain knowledge of any Default and (ii) setting forth the Borrower Leverage Ratio and the Borrower Interest Coverage Ratio in substantially the form of Exhibit E, and, to the extent there have been any update to the ownership structure of Borrower and its Subsidiaries as set forth on Schedule 5.14 delivered as of the Agreement Effective Date and any other date thereafter, attaching an updated ownership structure of the Borrower and its Subsidiaries;

(d)          following the occurrence of the IPO Incremental Closing Date, contemporaneously with the filing or mailing thereof, copies of all material financial notices filed by the Borrower with the Securities and Exchange Commission;

(e)           promptly after the commencement thereof, Notice of all actions and proceedings before any court, governmental agency or arbitrator of the type described in Section 5.06 to which any Loan Party is a party or their respective properties are subject;

(f)            within one hundred twenty (120) days after the end of each fiscal year of the Borrower, an updated forecast of the Borrower’s annual budget, providing a budget for at least the three year period following the end of the applicable fiscal year, in a form and with such detail as provided in the Base Case Model delivered pursuant to Section 7.01(g); and

(g)           from time to time such other financial data and information as the Administrative Agent, any Lender or any Issuing Bank may reasonably request.

Reports or financial information required to be delivered pursuant to this Section 6.04 shall, to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the Securities and Exchange Commission, be deemed to be delivered hereunder on the date of such filing and may also be delivered electronically as provided in Section 11.02.

Section 6.05   Default Notification. Each Loan Party will promptly provide Notice to the Administrative Agent regarding the occurrence of any Default of which the Responsible Officer of such Loan Party has actual knowledge or notice.

Section 6.06   Corporate Existence: Maintenance of Properties. Each Loan Party will do or cause to be done all things necessary to preserve and keep in full force and effect the its organizational existence (except as otherwise expressly permitted by Section 6.17), and will do or cause to be done all things commercially reasonable to preserve and keep in full force and effect its franchises except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and each Loan Party will (a) cause all of its properties used and useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Loan Party may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times (in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect); provided that nothing in this Section 6.06 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the sole judgment of such Loan Party, as the case may be, desirable in the conduct of their business and does not in the aggregate materially adversely affect the business, properties or financial condition of the Loan Parties, taken as a whole; provided further that nothing in this Section 6.06 shall affect or impair in any manner the ability of the Loan Parties to sell or dispose of all or any portion of their property and assets (including, without limitation, their shares in any Subsidiary or all or any portion of the property or assets of any Subsidiary); and provided finally that, in the event of any loss or damage to this property or assets, each Loan Party shall only be obligated to repair, replace or restore any such property or assets if such Loan Party has determined that such repair, replacement or restoration is necessary or appropriate and any such repair, replacement and/or restoration may be effectuated by such Loan Party in such time period and in the manner it deems appropriate.

Section 6.07   Taxes. Each Loan Party will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges that in the aggregate are not material to the business or assets of such Loan Party) imposed upon such Loan Party and its respective real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property (in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect); provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and, to the extent that such Loan Party deems necessary, such Loan Party shall have set aside on its books adequate reserves with respect thereto; and provided further that such Loan Party will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

Section 6.08   Visits by Lenders. Each Loan Party shall permit the Lenders, through the Administrative Agent or any Lender’s other designated representatives, to visit the properties of such Loan Party and to discuss the affairs, finances and accounts of such Loan Party with, and to be advised as to the same by, its officers, all at the expense of the applicable Lender (or its designated representatives) or the Administrative Agent (unless an Event of Default shall have occurred and be continuing, in which case the Borrower shall bear such expense), as applicable, upon reasonable Notice and all at such reasonable times and intervals as the Administrative Agent and any Lender may reasonably request; provided that (a) the Loan Party shall have the right to keep confidential from such Persons any information the disclosure of which such Loan Party in good faith reasonably believes could violate an obligation of confidentiality required by law or by binding agreement with a third party and (b) any request for inspection shall be in writing and shall state the purpose of such request; provided further, that the Lenders, the Administrative Agent or any Lender’s other designated representatives (taken as a whole) shall not exercise such rights in respect of any individual Project more often than one (1) time during any calendar year absent the existence of an Event of Default.

Section 6.09   Compliance with Laws, Contracts, Licenses, and Permits. Each Loan Party will comply with (a) the laws and regulations applicable to such Loan Party (including, without limitation, ERISA) wherever its business is conducted, (b) the provisions of its charter documents and by-laws or other constituent documents, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all decrees, orders, and judgments applicable to such Loan Party, except where in any such case the failure to comply with any of the foregoing would not reasonably be expected to have a Material Adverse Effect. If at any time while any portion of the Loans, any Note as may be issued hereunder, any Letter of Credit or any Commitment is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any Governmental Authority shall become necessary or required in order that any Loan Party may fulfill any of its obligations hereunder or under any other Loan Document, each Loan Party will promptly take or cause to be taken all reasonable steps within the power of such Loan Party to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent with evidence thereof.

Section 6.10   Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans and the Letters of Credit solely for the purposes described in Section 5.12.

Section 6.11   Covenant to Give Security.

(a)          Upon the acquisition of any property directly by the Borrower in excess of $500,000, if such property shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, the Borrower shall, upon the reasonable request of the Administrative Agent, at its own expense:

(i)	within 30 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii)	within 60 days after such acquisition, duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, intellectual property security agreements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations under the Loan Documents and constituting Liens on all such properties,

(iii)	within 60 days after such acquisition, take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent for the benefit of the Secured Parties valid and subsisting Liens on such property, enforceable against all third parties (subject, however, to Permitted Liens), and

(iv)	within 60 days after such acquisition, deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Agents and the other Secured Parties, of counsel for the Borrower reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request,

(b)          At any time upon reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, intellectual property security agreements and other security and pledge agreements.

(c)           Notwithstanding anything to the contrary in this Agreement:

(i)	upon the occurrence of a IPO Incremental Closing Date, the Security Agreement will be amended pursuant to clause (b) of the definition thereof.

(ii)	upon the occurrence of a Collateral Termination Date, (i) all Liens in the Collateral created hereunder and under the applicable Collateral Documents shall automatically terminate, (ii) all rights to the Collateral shall revert to the applicable Loan Party, (iii) each Loan Party’s obligations to comply with this Section 6.11 shall terminate and (iv) upon the request of the Borrower, the Agents will, at the Borrower’s expense, promptly execute and deliver to the Loan Parties such UCC termination statements, account control terminations and other documentation as the Loan Parties may reasonably request to effect the termination and release of the Liens on the Collateral.

(iii)	if, at any time following the Collateral Termination Date, the rating assigned to the non-credit enhanced long-term senior unsecured debt obligations of the Borrower by the applicable Rating Agency is suspended, withdrawn or downgraded to a level that is below the Minimum Rating (a “Ratings Event”), the Borrower shall, at the Borrower’s cost and expense, within thirty (30) days following such Ratings Event, (A) duly execute and deliver to the Administrative Agent security agreements, in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations under the Loan Documents and constituting Liens on all properties that constituted Collateral as of the Collateral Termination Date (it being understood that a security agreement in substantially the form of the Security Agreement shall be deemed reasonably satisfactory to the Administrative Agent), (B) take whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent for the benefit of the Secured Parties valid and subsisting Liens on such property, enforceable against all third parties (subject to Permitted Liens) and (C) deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Agents and the other Secured Parties, of counsel for the Borrower reasonably acceptable to the Administrative Agent as to the matters contained in sub-clauses (A) and (B) above and as to such other matters as the Administrative Agent may reasonably request (it being understood that an opinion in substantially the form of the opinion delivered pursuant to 7.01(h) shall be deemed reasonably acceptable to the Administrative Agent).

(iv)	from and after the Collateral Termination Date (other than any period when the Collateral has been reinstated in accordance with Section 6.11(c)(iii)), the Borrower shall maintain a rating (but not any specific rating) in respect of its non-credit enhanced long-term senior unsecured debt obligations.

Section 6.12   Maintenance of Insurance. Each Loan Party shall, if such Loan Party owns any assets or property other than cash, Cash Equivalents, bank accounts or Equity Interests, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates; provided, however, that any Loan Party may self-insure (which may include the establishment of reserves, allocation of resources, establishment of credit facilities and other similar arrangements) to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates and to the extent consistent with prudent business practice.

Section 6.13   Financial Covenants.

(a)           The Borrower will not:

(i)	Borrower Interest Coverage Ratio. Permit the Borrower Interest Coverage Ratio for the most recently completed Measurement Period to be less than 1.75 to 1.0.

(ii)	Borrower Leverage Ratio. Permit the Borrower Leverage Ratio for the most recently completed Measurement Period to be greater than 5.5 to 1.0.

(iii)	Net Asset Value to Leverage Ratio. Permit the Net Asset Value to Leverage Ratio for the most recently completed Measurement Period to be less than the NAV Required Ratio.

(iv)	Unencumbered NAV to Leverage Ratio. From and after the Unencumbered NAV Trigger Date (or from and after such earlier date as elected by the Borrower in the definition of “Commitment Extension Conditions”), permit the Unencumbered NAV to Leverage Ratio to be less than the Unencumbered NAV Required Ratio.

Section 6.14   Indebtedness. No Loan Party will create, incur, assume or suffer to exist any Funded Debt, except:

(a)           Funded Debt under the Loan Documents;

(b)          Funded Debt (other than with respect to clause (e) below) of the Loan Parties outstanding at any time and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Funded Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Funded Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Funded Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Funded Debt does not exceed the then applicable market interest rate (“Permitted Refinancing Indebtedness”);

(c)           [Reserved];

(d)          Obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Funded Debt under any DESRI Guarantee or any Funded Debt pursuant to clause (x) of the definition thereof; and

(f)            to the extent constituting Funded Debt, obligations arising under any arrangement for the provision of management, consulting, monitoring, transaction, advisory and other fees.

Section 6.15   Liens. No Loan Party will create any Lien upon or with respect to any of its properties, or assign any right to receive income, in each case to secure or provide for the payment of any debt of any Person, other than (each of the following, “Permitted Liens”):

(i)	purchase money liens or purchase money security interests upon or in any property acquired by such Loan Party in the ordinary course of business to secure the purchase price or construction cost of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;

(ii)	Liens existing on property acquired by any Loan Party at the time of its acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(iii)	Liens securing Funded Debt recourse for which is limited to specific assets of such Loan Party, created for the purpose of financing the acquisition, improvement or construction of the property subject to such Liens;

(iv)	the replacement, extension or renewal of any Lien permitted by clauses (i) through (iii) of this Section 6.15 upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in the direct or indirect obligor) of the indebtedness secured thereby;

(v)	Liens upon or with respect to margin stock;

(vi)	(a) deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security; (b) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money) or leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of like general nature in the ordinary course of business; (c) Liens for Taxes not delinquent and Liens for Taxes which in good faith are being contested or litigated and, to the extent that a Loan Party deems necessary, such Loan Party shall have set aside on its books adequate reserves with respect thereto; (d) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of sixty (60) days or more or which are in good faith being contested or litigated and, to the extent that a Loan Party deems necessary, such Loan Party shall have set aside on its books adequate reserves with respect thereto; and (e) other matters described in Schedule 5.03;

(vii)	Liens created by the Loan Documents;

(viii)	to the extent constituting Liens, the rights of the parties to any arrangement for the provision of management, consulting, monitoring, transaction, advisory and other fees, to borrow cash from the Borrower; and

(ix)	in the case of the Borrower, any other Liens or security interests (other than Liens or security interests described in clauses (i) through (viii) of this Section 6.15), if the aggregate principal amount of the indebtedness secured by all such Liens and security interests (without duplication) does not exceed in the aggregate $5,000,000 at any one time outstanding.

Section 6.16   Investments. No Loan Party will make or hold any Investments, except:

(a)           Investments held by the Loan Parties in the form of cash and Cash Equivalents;

(b)          customary advances to officers, directors and employees of the Loan Parties for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments in or in respect of Employee Benefit Plan consistent with the requirements of Section 5.11 or in or in respect of any 401(k), deferred compensation plan, or other similar plan;

(d)           (i) Investments by any Loan Party in another Loan Party; and (ii) Investments by any Loan Party in (A) a Subsidiary owned, in whole or in part, by it on the Agreement Effective Date, plus (B) Investments that would be permitted by Section 6.16(h) plus (C) any other Investments by the Loan Parties in their respective Subsidiaries;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(f)            to the extent constituting Investments, Guarantees and DESRI Guarantees permitted by Section 6.14;

(g)           Investments existing on the date hereof (without duplication of those referred to in Section 6.16(d)(i));

(h)           the purchase or other acquisition of all or any portion of the Equity Interests in any Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of the other Loan Parties (including as a result of a merger or consolidation with another Loan Party); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.16(h):

(i)	the Loan Parties shall comply with the requirements of Section 6.11, to the extent applicable;

(ii)	the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or otherwise comprising a “clean energy” business, including, without limitation, solar, wind, battery energy storage, pipeline, transmission, nuclear and regulated utilities in the clean energy sector; and

(iii)	(A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower shall be in compliance with all of the covenants set forth in Section 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04(b) or (c) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby (provided that this clause (B) may be satisfied if such financial covenants can be met after taking into account any Cure Right or any prepayment made pursuant to Section 2.09, in which case, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, setting forth the Borrower’s compliance with Section 6.13 upon such Cure Right or prepayment).

(i)            to the extent (if any) constituting an Investment, Swap Contracts permitted by Section 6.14; and

(j)            so long as no Default has occurred and is continuing or would result from such Investment, any other Investments (other than Investments described in clauses (a) through (i) above) made since the Agreement Effective Date in an amount not to exceed the greater of (i) $150,000,000 and (ii) 2.00% of Total Assets (which shall be measured as of the date such Investment is made and shall take into account any Investment previously or concurrently made pursuant to this clause (j) and then held as of such date) in the aggregate.

Section 6.17   Fundamental Changes. No Loan Party will merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

Section 6.18   Dispositions. No Loan Party will make any Disposition or, in the case of the Initial Borrower, issue, sell or otherwise transfer or dispose of any of its Equity Interests, except:

(a)           Dispositions of obsolete, damaged, surplus or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)          Dispositions permitted by Section 6.17 or Section 6.19;

(e)           Disposition of cash or Cash Equivalents;

(f)            Dispositions of property, or issuances of its Equity Interests;

(g)          any other Dispositions; provided that, the Borrower shall be in compliance with all of the covenants set forth in Section 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.04(b) or (c) (provided that this clause may be satisfied if such financial covenants can be met after taking into account any Cure Right or any prepayment made pursuant to Section 2.09, in which case, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, setting forth the Borrower’s compliance with Section 6.13 upon such Cure Right or prepayment); and

(h)          any Dispositions by any Loan Party in connection with the IPO.

Section 6.19    Restricted Payments. No Loan Party will make, directly or indirectly, any Restricted Payment, except that:

(a)           each Loan Party may make Restricted Payments to any Person that owns a direct Equity Interest in such Loan Party, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)           each Loan Party may declare and make distributions payable solely in the common stock or other common Equity Interests (including any Tracking Interests) of such Person;

(c)           each Loan Party may purchase, redeem or otherwise acquire its common Equity Interests (including any Tracking Interests) with the proceeds received from the substantially concurrent issue of new common Equity Interests (including any Tracking Interests);

(d)           the Borrower may declare and pay distributions in cash or Cash Equivalents to any Person to pay reasonable and customary organization and operating expenses of the Borrower (including reasonable out-of-pocket expenses for legal, administrative, management, consulting, monitoring, transaction, advisory and accounting services provided by third parties, franchise fees or similar taxes and fees required to maintain the Borrower’s existence, umbrella insurance costs, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business);

(e)           each Loan Party may issue common Equity Interests (including any Tracking Interests) to its direct owners of Equity Interests;

(f)            so long as no Default has occurred and is continuing or would result from such Restricted Payment, the Borrower may declare and pay distributions in cash or Cash Equivalents; provided that immediately after giving effect to such distribution, the Borrower shall be in compliance with all of the covenants set forth in Section 6.13; and

(g)          for so long as the Borrower is a disregarded entity or partnership for U.S. federal income tax purposes, the Borrower may make distributions to its equity owners, no more frequently than quarterly, in an aggregate amount equal to the product of (A) the aggregate taxable income of Borrower for the relevant taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the date hereof and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any member of Borrower (taking into account the character of the taxable income in question (ordinary income, long-term capital gain, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)).

Section 6.20 Change in Nature of Business. No Loan Party will engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the Agreement Effective Date or any business substantially related or incidental thereto, or otherwise comprising a “clean energy” business, including, without limitation, solar, wind, battery energy storage, pipeline, transmission, nuclear and regulated utilities in the clean energy sector.

Section 6.21 Transactions with Affiliates. No Loan Party will consummate any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than:

(a)          on fair and reasonable terms substantially at least as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate thereof;

(b)          a transaction between one or more Loan Parties;

(c)          any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by a Loan Party and approved by a Responsible Officer of such Loan Party in good faith;

(d)          any issuance of Equity Interests of a Loan Party;

(e)          Restricted Payments that do not violate the provisions of Section 6.19;

(f)           payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by a Responsible Officer of such Loan Party in good faith;

(g)          the existence of, or the performance by a Loan Party of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Agreement Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by such Loan Party of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Agreement Effective Date shall only be permitted by this Section 6.21(g) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than those such agreements to which the Loan Parties are party as of Agreement Effective Date;

(h)          to the extent entered into between the Loan Parties and its Affiliates, any arrangement among for the provision of management, consulting, monitoring, transaction, advisory and other fees) and any Guarantee and any DESRI Guarantee; and

(i)           any Investments that do not violate the provisions of Section 6.16.

Section 6.22 Burdensome Agreements. No Loan Party will enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.

Section 6.23 Employee Benefit Plans. No Loan Party will:

(a)          engage in any non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower; or

(b)          permit any Guaranteed Pension Plan sponsored by the Borrower, or any of its Subsidiaries or ERISA Affiliates over which it has control, to fail to meet the minimum funding standards described in Section 302 and Section 303 of ERISA, whether or not such deficiency may be waived; or

(c)          fail to contribute to any Guaranteed Pension Plan for which the Borrower, or any of its Subsidiaries or ERISA Affiliates over which it has control, has a contribution obligation to an extent which, or terminate any Guaranteed Pension Plan sponsored by a Borrower, or any of its Subsidiaries or ERISA Affiliates over which it has control, in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Loan Party or any of its Subsidiaries pursuant to Section 303(k) or Section 4068 of ERISA.

Section 6.24 Sanctions. The Loan Parties will not, and will not permit any Subsidiary to directly or indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds (x) in violation of anti-corruption laws or (y) to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Agent, Issuing Bank or otherwise) of Sanctions.

Section 6.25 Amendments of Organization Documents. No Loan Party will amend any of its Organization Documents, other than amendments that do not, taken as a whole, have a Material Adverse Effect.

Section 6.26 Accounting Changes. No Loan Party will make any change in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles or fiscal year.

Section 6.27 Prepayments, Etc. of Indebtedness. No Loan Party will prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any unsecured Funded Debt, junior Lien Funded Debt or any Funded Debt, in each case, of any Loan Party which is contractually subordinated to the Obligations, except (a) regularly scheduled payments of principal and interest in respect of such Funded Debt in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Funded Debt was issued or incurred or any subordination agreement in respect of such Funded Debt (provided that such regularly scheduled payments of principal shall not exceed 1.00% per annum of the aggregate principal amount of such Funded Debt), (b) prepayments and repayments of such Funded Debt made from cash of the Borrower that at such time would be permitted to be distributed to any Person pursuant to Section 6.19, (c) prepayments and repayments of such Funded Debt made with the proceeds of Permitted Refinancing Indebtedness in respect thereof, (d) payments of amounts due and payable under Swap Contracts and (e) other prepayments, repayments, redemptions or similar transactions in an amount not to exceed the greater of (i) $25,000,000 and (ii) 1.00% of Total Assets (which shall be measured as of the date such transaction is consummated and shall take into account any transaction previously or concurrently consummated pursuant to this clause (e)).

Section 6.28 Amendment, Etc. of Indebtedness. No Loan Party will amend, modify or change in any manner any term or condition of any Funded Debt of the Loan Parties, except for any refinancing, refunding, renewal or extension thereof permitted by Section 6.14(b), or otherwise in a manner that is not material and adverse to the interests of the Borrower, the Administrative Agent, any Lender or any Secured Party in their capacity as such, taken as a whole.

Section 6.29 Sales and Lease-Backs. Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party will become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party has sold or transferred or is to sell or to transfer to any other Person.

Section 6.30 Negative Pledge with respect to Certain Equity Interests.

(a) Prior to the IPO Incremental Closing Date, the Initial Borrower shall cause (i) DESRI Holdings General Partner, L.L.C. not to sell, pledge, transfer or otherwise encumber the Borrower General Partner Interest and (ii) D. E. Shaw & Co., L.P. (or such Subsidiary of D .E. Shaw & Co., L.P. that directly owns the interests in the Initial Borrower indirectly owned by D. E. Shaw & Co., L.P.) not to sell, pledge, transfer or otherwise encumber its limited partner interests in the Initial Borrower except as permitted by the definition of “Change of Control”.

(b) Prior to the IPO Incremental Closing Date, the Initial Borrower shall cause each of DESRI Holdings General Partner, L.L.C. and D. E. Shaw & Co., L.P. (or such Subsidiary of D .E. Shaw & Co., L.P. that directly owns the interests in the Initial Borrower indirectly owned by D. E. Shaw & Co., L.P.) not to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Person to create, incur, assume or suffer to exist any Lien upon, respectively, the Borrower General Partner Interest or its limited partner interests in the Initial Borrower.

For the avoidance of doubt, the sole remedy of the Lenders, Administrative Agent, Collateral Agent and any other Secured Party for any breach of this Section 6.30 shall be the occurrence of an Event of Default and the exercise of remedies set forth in Section 8.02.

Article 7
CONDITIONS PRECEDENT

Section 7.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the following conditions precedent, each of which shall have been met or performed in the reasonable opinion of the Administrative Agent:

(a)           Execution of the Agreement. This Agreement (and any Notes that are to be provided by the Borrower if one or more Lenders have, as of the Agreement Effective Date, requested Notes to be issued pursuant to Section 2.10) shall have been duly executed and delivered by the respective Parties hereto and thereto; provided that no Note shall be issued to any Lender hereunder unless specifically requested by such Lender in writing to the Borrower.

(b)          Collateral Documents. The Administrative Agent shall have received the Security Agreement, duly executed by the parties thereto, together with:

(i)	certificates and instruments representing the Securities Collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,

(ii)	proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(iii)	UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name the Borrower as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(iv)	the Deposit Account Control Agreement, duly executed by the appropriate parties, and

(v)	evidence that all other actions, recordings and filings that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(c)          Corporate Action. All corporate action necessary for the valid execution, delivery and performance by each Loan Party of this Agreement, any other Loan Document to which they are a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders and the Issuing Banks shall have been provided by the Loan Parties to the Administrative Agent.

(d)          Incumbency Certificates. Each Loan Party shall have provided an incumbency certificate to the Administrative Agent, each such certificate being dated as of the Agreement Effective Date, signed by their respective duly authorized officers, and giving the name and bearing a specimen signature of each individual who shall be authorized: (1) to sign in the name and on behalf of such Loan Party each of the Loan Documents to which it is a party (2) in the case of the Initial Borrower, to make requests for Borrowings and Interest Rate Notices, and (3) to give notices and to take other action on its behalf under the Loan Documents.

(e)          Solvency Certificates. The Administrative Agent shall have received certificates attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated hereby, from its Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent and the Lenders.

(f)           Borrower’s Certificate. The Administrative Agent shall have received a certificate of the Initial Borrower, certifying as to the satisfaction of the conditions set forth in this Section 7.01.

(g)          Projections. The Administrative Agent shall have received the Base Case Model.

(h)          Opinions of Counsel. The Administrative Agent shall have received a favorable opinion addressed to the Lenders, the Issuing Banks and the Agents, dated as of the Agreement Effective Date, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, from King & Spalding LLP, counsel to the Loan Parties (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agent for the Lenders and the Issuing Banks).

(i)           No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender or any Issuing Bank would make it illegal for such Lender to make any Loan or any Issuing Bank to issue any Letters of Credit.

(j)           Governmental Regulation. Each Lender and each Issuing Bank shall have received such statements in substance and form reasonably satisfactory to such Lender or such Issuing Bank as such Lender or such Issuing Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Federal Reserve Board, including, without limitation, applicable “know your customer” requirements.

(k)          Payoff of Existing Indebtedness. The Administrative Agent shall have received evidence, including by way of a payoff letter, that all outstanding indebtedness associated with the Existing Credit Facility shall be discharged in full substantially simultaneously with the occurrence of the Agreement Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent and the Majority Lenders.

(l)           Payment of Fees and Expenses. The Borrowers shall have paid all accrued fees and expenses of the Agents (including the accrued fees and expenses of counsel to the Agents) and the upfront fees then payable to the Lenders.

Notwithstanding anything to the contrary herein or in any other Loan Document, each of the parties hereto agree that, concurrently with the occurrence of the Agreement Effective Date, the Borrower shall be deemed to have borrowed a Loan hereunder in an amount equal to $14,250,000 for purposes of satisfying certain obligations under the Existing Credit Facility pursuant to the payoff letter referenced in Section 7.01(k) above.

Section 7.02 Each Loan. The obligation of each Lender to make each Loan (other than any Incremental Loan) pursuant to Section 2.01 herein is subject to the following conditions precedent, each of which shall have been met or performed by the Borrowing Date with respect to each such Loan (unless waived by the Administrative Agent with consent of the applicable Lender):

(a)          Borrowing Notice. The Borrower shall have delivered the relevant Borrowing Notice to the Administrative Agent as provided for in Section 2.02.

(b)          No Default. No Default shall have occurred and be continuing or will occur upon the making of the Loan on such Borrowing Date.

(c)          Representations. Each of the representations and warranties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects.

Section 7.03 Each Letter of Credit. The obligation of each Issuing Bank to issue any Letter of Credit pursuant to Section 3.01 herein is subject to the following conditions precedent, each of which shall have been met or performed by the proposed date of issuance of such Letter of Credit (unless waived by the Administrative Agent with consent of the applicable Issuing Bank and the Majority Lenders):

(a)          Request for Issuance. The Borrower shall have delivered to the applicable Issuing Bank the written request of such Letter of Credit provided for in Section 3.02(a).

(b)          No Default. No Default shall have occurred and be continuing or will occur upon the date of issuance of such Letter of Credit.

(c)          Representations. Each of the representations and warranties contained in this Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the time of the issuance of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date).

Section 7.04 Determinations Under Section 7.01. For purposes of determining compliance with the conditions specified in Section 7.01, each Lender and each Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders and the Issuing Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender or such Issuing Bank prior to the date that the Borrower, by notice to the Administrative Agent, the Issuing Banks and the Lenders, designates as the proposed Agreement Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Issuing Banks and the Lenders of the occurrence of the Agreement Effective Date.

Article 8
EVENTS OF DEFAULT, ACCELERATION, ETC.

Section 8.01 Events of Default and Acceleration. The following events shall constitute “Events of Default” for purposes of this Agreement:

(a)          The Borrower shall fail to pay any principal of any Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(b)          The Borrower shall fail to pay (i) any interest on any Loan, for a period of five (5) Business Days following the date Notice is provided to the Borrower by the Administrative Agent that the same is due and payable, or (ii) any fees or other sums due hereunder or under any of the other Loan Documents, for a period of ten (10) days following the date following the date notice is provided to the Borrower by the Administrative Agent that the same is due and payable, in each case, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(c)          (i) Any Loan Party shall fail to perform any term, covenant or agreement contained in Section 6.05, Section 6.06 (but only as to corporate existence), Section 6.10, Section 6.11, Section 6.13 through 6.25, inclusive or (ii) any Loan Party shall fail to perform any term covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 8.01) for thirty (30) days after Notice of such failure has been given to the Borrower by the Administrative Agent or any Lender; or

(d)          Any representation or warranty of any Loan Party in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made by such Loan Party; or

(e)          Any Loan Party, shall default in the payment when due of any principal of or any interest on any Funded Debt aggregating $50,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Funded Debt, in an aggregate amount of $50,000,000 or more, for such period of time as would permit (assuming the giving of appropriate notice or the lapse of time if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, unless such failure shall have been cured by such Loan Party or effectively waived by such holder or holders; or

(f)           Any Loan Party shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person, or of all or a substantial part of the assets of such Person, (2) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (7) take any corporate action for the purpose of effecting any of the foregoing; or

(g)          without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of any Loan Party: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts unless such proceeding is contested in good faith by such Person; and, if the proceeding is being contested in good faith by such Person, the same shall continue undismissed, or unstayed and in effect, for any period of ninety (90) consecutive days, or an order for relief against such Person shall be entered in any involuntary case under the Bankruptcy Code; or

(h)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Loan Party that, with other then undischarged, unsatisfied and unstayed, outstanding final judgments against such Loan Party, as the case may be, exceeds in the aggregate $50,000,000; or

(i)           any of the Loan Documents shall be canceled, terminated, revoked or rescinded by any applicable Loan Party other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of all Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any applicable Loan Party or any of their stockholders, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j)           (i) with respect to any Guaranteed Pension Plan, (A) an ERISA Reportable Event shall have occurred; (B) an application for a minimum funding waiver shall have been filed; (C) a notice of intent to terminate such plan pursuant to Section 4041(a)(2) of ERISA shall have been issued; (D) a lien under Section 303(k) of ERISA shall be imposed; (E) the PBGC shall have instituted proceedings to terminate such plan; (F) the PBGC shall have applied to have a trustee appointed to administer such plan pursuant to Section 4042 of ERISA; or (G) any event or condition that constitutes grounds for the termination of, or the appointment of a trustee to administer, such plan pursuant to Section 4042 of ERISA shall have occurred or shall exist, provided that with respect to the event or condition described in Section 4042(a)(4) of ERISA, the PBGC shall have notified the Borrower or any ERISA Affiliate that it has made a determination that such plan should be terminated on such basis; or (ii) with respect to any Multiemployer Plan, the Borrower or any ERISA Affiliate shall incur liability as a result of a partial or complete withdrawal from such plan or the termination of such Multiemployer Plan; and, in the case of each of (i) or (ii), the Majority Lenders shall have determined in their reasonable discretion that such events or conditions, individually or in the aggregate, reasonably could be expected likely to result in liability of the Borrower in an aggregate amount exceeding $50,000,000; or

(k)          solely prior to the occurrence of the IPO, there shall occur any Change of Control; or

(l)           any Collateral Document after delivery thereof pursuant to Section 7.01 or 6.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 6.15) on the Collateral purported to be covered thereby.

Notwithstanding anything to the contrary contained in this Article 8, in the event that the Borrower fail to comply with the requirements of Section 6.13, until the expiration of the twentieth (20th) day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 6.04(b) or (c) (the period from such failure to comply to such twentieth (20th) day, the “Cure Period”), the Borrower shall have the right to (w) repay Indebtedness hereunder or under any other agreement of any Subsidiary of the Borrower, (x) receive cash contributions to the capital of the Borrower, (y) receive cash in respect of any asset sales or other transactions not otherwise prohibited by the Loan Documents and (z) receive any other cash generated from any source and received by any of the Borrower or any of its Subsidiaries (collectively, the “Cure Right”), and upon the receipt by the Borrower or its applicable Subsidiary of such cash or the making of such repayment (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right compliance with the covenants set forth in Section 6.13 shall be recalculated giving effect to the following pro forma adjustments:

(i)	Covenant Cash Flow of the Borrower shall be increased for all purposes under this Agreement by an amount equal to the Cure Amount or, with respect to any Cure Right of the type described in clause (w) of the definition thereof, a decrease in Funded Debt and Interest Charges of the applicable Person; and

(ii)	if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 6.13, the Borrower shall be deemed to have satisfied the requirements of Section 6.13 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13 that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) in each Measurement Period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.13 as of the relevant date of determination, (c) any failure by the Borrower to comply with the requirements of Section 6.13 shall not constitute a Default or an Event of Default unless and until the expiry of the Cure Period; provided that the Borrower shall not be permitted to borrow any Loans or request the issuance of any Letter of Credit during the Cure Period; and (d) except as otherwise set forth in this Agreement, for the initial Measurement Period with respect to which such equity cure was made, the increase in Covenant Cash Flow of the Borrower resulting from the exercise of the Cure Right shall be disregarded for purposes of determining the availability or amount of any covenant baskets and, for the purposes of determining compliance with any covenants that require compliance with Section 6.13, shall not result in any pro forma increase in cash or debt reduction except to the extent such proceeds are actually applied to prepay indebtedness. For the avoidance of doubt, the increase in Covenant Cash Flow of the Borrower resulting from the exercise of the Cure Right shall not be disregarded in any period subsequent to the initial Measurement Period, for any of the purposes described in clause (d).

Section 8.02 Lenders’ Remedies. Upon the occurrence of any Event of Default, for so long as same is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, by Notice to the Borrower, take any or all of the following actions:

(a)          declare the Commitment of each Lender to make Loans and any obligation of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize their respective L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto);

(d)          exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents; and

(e)          without any obligation to do so, cure any Event of Default hereunder and cure any default as the Majority Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the rate applicable to such Loans as set forth in Section 2.04(c) (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Loan Documents as if such amounts were Loans, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Commitments;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to Section 4.09 and Section 4.10, and subject to the further provisions below be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 4) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the respective Issuing Banks arising under the Loan Documents and amounts payable under Article 4, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements, ratably among the Lenders, the Issuing Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 4.09; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 4.09, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

Article 9
[RESERVED]

Article 10
THE AGENT

Section 10.01 Appointment and Authority.

(a)          Each of the Lenders and the Issuing Banks hereby irrevocably appoints KeyBank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and except as otherwise provided herein, the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “the Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)          Each of the Lenders (including in its capacities as a potential Hedge Bank) and the Issuing Banks hereby irrevocably appoint and authorize the KeyBank National Association to act as the Collateral Agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the applicable Agent pursuant to Section 10.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article 10 and Article 11 as if set forth in full herein with respect thereto.

Section 10.02 Rights as a Lender, Issuing Bank. The Person serving as an Agent hereunder shall have the same rights and powers when acting in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank, and may exercise such rights and powers as though it were not an Agent, and the term “Lender,” “Lenders,” “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 10.03 Exculpatory Provisions.

(a)          The duties and obligations of each Agent are only as expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Proceedings or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Insolvency Proceedings; and

(iii)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by the Person serving as an Agent or any of its affiliates in any capacity.

(b)          No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until Notice describing such Default is given to such Agent by the Borrower, a Lender or an Issuing Bank.

(c)          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 10.04 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon (provided that the foregoing is not intended to be construed or to operate in derogation of the Notice requirements in Section 11.02). In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, such Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05 Indemnification. The Lenders agree to indemnify each Agent and each Issuing Bank (to the extent not reimbursed under Section 11.03 and Section 11.04, but without limiting the obligations of the Borrower under said Sections, and ratably in accordance with its respective Commitment) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted (including by any Lender) against such Agent or such Issuing Bank, as the case may be, arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 11.03 and Section 11.04 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

Section 10.06 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-Agents appointed by such Agent. The exculpatory provisions of this Article shall apply to the Agent’s activities in connection with the syndication of the Commitments as well its activities as an Agent, and also shall apply to the activities any such sub-Agent permitted herein. No Agent shall be responsible for the negligence or misconduct of any sub-Agent except to the extent that such Agent acted with gross negligence or willful misconduct.

Section 10.07 Resignation or Removal of the Agents.

(a)          An Agent may at any time give Notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, and, so long as no Default is continuing, subject to the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an affiliate thereof with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives Notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, in consultation with the Borrower, and, so long as no Default is continuing, subject to the consent of the Borrower, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such Notice on the Resignation Effective Date.

(b)          If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by Notice to the Borrower and such Person remove such Person as the Agent and, in consultation with the Borrower, and, so long as no Default is continuing, subject to the consent of the Borrower, appoint a successor, which successor Agent shall be a Lender and maintain an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such Notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the event any collateral security is then being held by the Agent on behalf of the Lenders, or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed); and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for in this Section 10.07. Upon the acceptance by a successor of such appointment for it to act as successor Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall, except as provided above, be discharged from all of its duties and obligations hereunder or under the other Loan Documents (provided that the foregoing shall not relieve the retiring or removed Agent from any liability for its gross negligence or willful misconduct hereunder). The fees payable by the Borrower to a successor Agent shall be the same as those payable to the predecessor Agent unless otherwise agreed between the Borrower and such successor Agent. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.03 and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent and its sub-Agents in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as the Agent hereunder.

(d)          Any resignation by KeyBank National Association, as the Agent pursuant to this Section 10.07 shall also constitute its resignation as Issuing Bank. If KeyBank National Association resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank provided for hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto. Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (1) such successor shall succeed to and become vested with all of the rights, powers, privileges, duties and obligations of the retiring Issuing Bank, (2) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (provided that the foregoing shall not relieve the retiring Issuing Bank from any liability for its gross negligence or willful misconduct hereunder), and (3) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, that were issued by the retiring Issuing Bank and which remain outstanding at the time of such succession or make other arrangements satisfactory to KeyBank National Association to effectively assume the obligations of KeyBank National Association with respect to such outstanding Letters of Credit.

Section 10.08 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder.

Section 10.10 Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agents under Section 2.03, Section 3.07, Section 11.03 and 11.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (a) through (e) of Section 11.01 of this Agreement, (iii) the Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 10.11 Collateral Matters. Without limiting the provision of Section 10.10, the of the Lenders (including in its capacities as a potential Hedge Bank) and the Issuing Banks irrevocably authorize the Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the applicable Issuing Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Collateral (as such term is defined in the Security Agreement), (iv) if approved, authorized or ratified in writing in accordance with Section 11.01, or (v) as contemplated pursuant to Section 6.11(c)(i) and (ii);

(b)          to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 10.11, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item in accordance with the terms of the Loan Documents and this Section 10.11.

The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.12 Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03, or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Agents shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Agents have received written notice of such Obligations, together with such supporting documentation as the Agents may request, from the applicable Hedge Bank.

Section 10.13 Lender ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger listed on the cover page of this Agreement (an “Arranger”) and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan asset” (within the meaning of 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or Commitments,

(ii)	the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)	(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.14 Erroneous Payments.

(a)          If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five (5) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.13 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)	it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)	such Lender, Issuing Bank or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.13(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.13(a) or on whether or not an Erroneous Payment has been made.

(c)          Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)          (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)	Subject to Section 11.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion (and, unless an Event of Default has occurred and is continuing, subject to the consent of the Borrower), sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)          The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)          Each party’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article 11
MISCELLANEOUS

Section 11.01 Consents, Amendments, Waivers, Etc. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by one or more or all Lenders may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Loan Party of any terms of this Agreement or such other instrument or the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Loan Parties and the written consent of the Majority Lenders. Notwithstanding the foregoing, (a) except as contemplated in Section 2.11, the rate of interest on and the term of the Loans, the Loan Maturity Date, the principal amount of the Loans owing to each Lender, the dates on which interest is required to be paid hereunder, the amount and dates of payment of the fees or principal owing each Lender hereunder may not be changed, the amount of each Lender’s Commitment hereunder may not be increased and the tenor of each Lender’s obligations under this Agreement may not be extended, in any such case without the written consent of the Loan Parties and the written consent of each Lender affected thereby; (b) Section 2.13, this Section 11.01, the definition of Majority Lenders, the definition of Pro Rata Share and any provision of the Loan Documents that requires action by all Lenders may not be amended without the written consent of all Lenders; (c) the aggregate amount of the Commitments may not be increased without the written consent of all Lenders (other than as set forth in Section 2.14); (d) Article 10 may not be amended without the written consent of the Agent; (e) neither Article 3 nor any other provision of this Agreement which affects the rights or obligations of any Issuing Bank may be amended without the written consent of such Issuing Bank; (f) any amendment to or waiver of any condition precedent to the making of any Loan pursuant to Section 2.01(a) or the issuance of any Letter of Credit pursuant to Section 3.01 shall require the consent of the Majority Lenders; (g) no Letter of Credit may be extended beyond the Commitment Termination Date without the prior written consent of all Issuing Banks; (h) all or substantially all of the Collateral may not be released without the written consent of each Lender; and (i) Section 6.13, the definition of Commitment Extension Conditions, the definition of Unencumbered NAV Trigger Date, the definition of Commitment Termination Date, the definition of Revolving Loan Commitment Termination Date and the definition of Tranche B Loan Commitment Termination Date may not be amended without the written consent of all Lenders. In furtherance of clause (d) of the second sentence of this Section 11.01, no amendment or waiver of any representation or warranty or any covenant or Event of Default contained in this Agreement shall be deemed to be effective for purposes of determining whether the condition precedent referred to in any such clause has been satisfied unless the Lenders referred to in such clause shall have consented to such amendment or waiver. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Agent, any Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Loan Party shall entitle any Loan Party to other or further notice or demand in similar or other circumstances.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Agents, the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 4.10), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 11.02 Notices.

(a)          Except as otherwise expressly provided in this Agreement, all notices, demands, consents, waivers, elections, approvals, requests and similar communications required or permitted to be provided in connection with this Agreement (any of the foregoing being referred to as a “Notice”) shall be set forth in writing and shall be given by U.S. registered or certified mail (return receipt requested) or by recognized nationwide courier service (with signature required to evidence receipt), and shall be deemed received by the addressee Party when delivered during normal business hours to such Party’s address as shown below (or such other address as that Party may specify from time to time in a written Notice given pursuant hereto not less than thirty (30) days prior to the date that the new address is intended to become effective); provided that (x) any Notice delivered in accordance with Article 2 or Article 3 may be delivered by facsimile or other specified electronic delivery system acceptable to the Administrative Agent and the Loan Parties and (y) any Notice delivered to the appropriate address for the receiving Party at any time other than during normal business hours will be deemed to be given and received by the receiving Party on the next Business Day thereafter:

(i)	if to the Loan Parties, at 1166 Avenue of the Americas, 9th Floor, New York NY 10036 (and for purposes of Notices which can be provided, or confirmed, telephonically or by facsimile or email as specified in Article 2 or Article 3, Facsimile No. (212) 478-0100, Email: DESRI-Notices@deshaw.com), or at such other address for Notice as the applicable Loan Party shall last have furnished in writing to the Person giving the Notice;

(ii)	if to the Administrative Agent and the Collateral Agent, at KeyBank National Association, 127 Public Square, Cleveland, OH 44114, Attention: Benjamin Cooper, with a copy to KeyBank National Association, 4900 Tiedeman Road, Cleveland, OH 44114, MailCode: OH-01-49-0114, Attention: Anna Smiley, Key Agency Services (and for purposes of Notices which can be provided, or confirmed, telephonically or by facsimile or email as specified in Article 2 or Article 3, Telephone No. (216) 689-3063, Facsimile No. (216) 370 5716, Email: Renewables.ProjectFinance@KeyBank.com; benjamin.cooper@key.com; anna.smiley@keybank.com; kas_energy@keybank.com), or such other address for Notice as the Administrative Agent and the Collateral Agent, as applicable, shall last have furnished in writing to the Person giving the Notice;

(iii)	if to any Lender or any Issuing Bank, at such Person’s address set forth on Schedule I-A, or such subsequent address for Notice as such Person shall have last furnished in writing to the Person giving the Notice.

(b)          So long as KeyBank National Association or any of its affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 6.04(a), Section 6.04(b), Section 6.04(c), Section 6.04(d) and Section 6.05 shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent, the Lenders and Issuing Banks by e-mail at Renewables.ProjectFinance@KeyBank.com with a copy to kas_energy@keybank.com, benjamin.cooper@key.com and anna.smiley@keybank.com (or such other address as the Administrative Agent may notify the Borrower from time to time). The Loan Parties agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any other Loan Parties or any of their Subsidiaries or any other materials or matters relating to this Agreement, any Notes as may be issued hereunder or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders and the Issuing Banks by posting such notices on DebtDomain or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its affiliates in connection with the Platform. The Administrative Agent shall not be liable (except to the extent that such liability arises out of the gross negligence, bad faith or willful misconduct of the Administrative Agent or its Related Parties) for any damages arising from the use by unintended recipients of any information or other materials distributed by the Administrative Agent, pursuant to this Section 11.02(b) or Section 11.02(c) through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)          Each Lender and each Issuing Bank agrees that Notice to it (as provided in the next sentence) (a “Communication Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender or such Issuing Bank, as the case may be, for purposes of this Agreement; provided that if requested by any Lender or any Issuing Bank, the Administrative Agent shall deliver a copy of the Communications to such Lender or such Issuing Bank, as the case may be, by email or facsimile. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing of such Lender’s or Issuing Bank’s, as the case may be, e-mail address to which a Communication Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender or such Issuing Bank, as the case may be, becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender or such Issuing Bank, as the case may be) and (ii) that any Communication Notice may be sent to such e-mail address.

Section 11.03 Expenses. Each Loan Party agrees to pay promptly following receipt of written invoices describing in reasonable detail (a) the reasonable fees, expenses and disbursements of the Agents’ external counsel incurred in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, the closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (b) the reasonable fees, expenses and disbursements of the Agents and the Issuing Banks incurred by the Agents or the Issuing Banks in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, and (c) all reasonable out-of-pocket expenses including reasonable external attorneys fees and costs incurred by any Lender, any Agent or any Issuing Bank (provided that the Borrower shall only be responsible for the reasonable fees and expenses of one counsel engaged to represent all such Parties taken as a whole unless any actual or potential conflict of interest between such Parties makes it inappropriate for one counsel to represent all such Parties, in which event the Borrower shall be responsible for the reasonable fees and expenses of one additional counsel for each group of affected Parties similarly situated taken as a whole) in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Loan Party or the administration thereof after the occurrence of a Default, (ii) defending against any action brought by the Borrower or its affiliates against any Agent, any Lender or any Issuing Bank arising under or relating to any of the Loan Documents unless the Borrower or its affiliates are the prevailing party in such action, and (iii) any litigation, proceeding or dispute brought by such Lender, Agent or Issuing Bank against any Loan Party (whether arising hereunder or otherwise in connection with the transactions contemplated hereby) in which such Lender, Agent or Issuing Bank is the prevailing party (but without derogation to the provisions of Section 11.04). The covenants of this Section 11.03 shall survive payment or satisfaction of payment of amounts owing with respect to any Notes as may be issued hereunder.

Section 11.04 Indemnification. Each Loan Party agrees to indemnify and hold harmless the Agents, the Issuing Banks and the Lenders and their respective Related Parties (each, an “Indemnitee”) from and against any and all claims, actions and suits by a third party, any Loan Party or any other Person but subject to the penultimate sentence of this Section 11.04 (which third party may, for these purposes, include the Agents or any Issuing Bank or Lender) (collectively, “Actions”), whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses payable by any Indemnitee to any third party (which third party may, for these purposes, include the Agents or any Issuing Bank or Lender) (collectively, “Liabilities”) of every nature and character incurred by or awarded against any such Indemnitee (including the reasonable fees and expenses of counsel), in each case arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any Loan Party of the proceeds of any Loan or any Letter of Credit, or (b) any Loan Party entering into or performing this Agreement or any of the other Loan Documents; provided that the liabilities, losses, damages and expenses indemnified pursuant to this Section 11.04 shall not include any liabilities, losses, damages and expenses in respect of any taxes, levies, imposts, deductions, charges or withholdings, indemnification for which is provided on the basis, and to the extent, specified in Section 4.08; and provided further, that such indemnity shall not be available as to any Indemnitee, to the extent that such liabilities, losses, damages and expenses arise out of the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, as determined by a court of competent jurisdiction in a final, non-appealable judgment. In the event than any Indemnitee shall become subject to any Action or Liability with respect to any matter for which indemnification may apply pursuant to this Section 11.04 (a “Indemnity Claim”), such Indemnitee shall give Notice of such Indemnity Claim to the Loan Parties by email at DESRI-Notices@deshaw.com and also in accordance with the written Notice requirements in Section 11.02). Such Indemnitee may retain counsel and conduct the defense of such Indemnity Claim, as it may in its sole discretion deem proper, at the sole cost and expense of the Loan Parties. So long as no Default shall have occurred and be continuing hereunder, no Indemnitee shall compromise or settle any claim without the prior written consent of the Loan Parties, which consent shall not unreasonably be withheld or delayed (provided, that the Loan Parties shall only be responsible for the reasonable fees and expenses of one counsel for all Indemnitees taken as a whole unless any actual or potential conflict of interest between such Indemnitees makes it inappropriate for one counsel to represent all such Indemnitees, in which event the Loan Parties shall be responsible for the reasonable fees and expenses of one additional counsel for each group of affected Indemnitees similarly situated taken as a whole). If, and to the extent that the obligations of the Loan Parties under this Section 11.04 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any of its directors, security holders or creditors (unless such Loan Party, director, security holder or creditor prevails), an Indemnitee or any other person or the affected Indemnitee is a party thereto and whether or not the transactions contemplated hereby are consummated. Each Party also agrees not to assert any claim against any other Party or any of their respective affiliates, or any of their respective directors, officers, employees, attorneys and the Agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any Notes as may be issued hereunder, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or the Letters of Credit (provided that the foregoing shall not preclude any Indemnitee from seeking to recover the preceding types of damages from the Loan Parties to the extent same are specifically payable by such Indemnitee to any third party).

Section 11.05 Survival of Covenants, Etc. All covenants, agreements representations and warranties made herein, in any Notes as may be issued hereunder, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders, the Issuing Banks and the Agents, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans and the issuance by the Issuing Banks of the Letters of Credit as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement, any Notes as may be issued hereunder or any of the other Loan Documents remains outstanding. All statements contained in any certificate or other paper delivered to any Lender, any Issuing Bank or any Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 4.04, Section 4.05, Section 4.06, Section 4.08, Section 11.03 and Section 11.04 shall survive the payment in full of principal, interest and all other amounts hereunder and under any Notes as may be issued hereunder.

Section 11.06 Assignment and Participation.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b) or Section 11.06(f), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any Party shall be null and void). Other than as specified in Section 10.08 and Section 11.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby, and Participants to the extent provided in Section 11.06(d)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders and Issuing Banks. Any Lender or Issuing Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its L/C Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, Issuing Bank’s L/C Commitment and/or the Loans at the time owing to it, no minimum amount need be assigned; and

(B)	in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment or L/C Commitment, as applicable (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans in each case of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment or L/C commitment assigned, except that this clause (ii) shall not prohibit any Lender or Issuing Bank from assigning all or a portion of its rights and obligations related to its Commitment or its L/C Commitment, if applicable, on a non-pro rata basis.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)	the consent of the Loan Parties (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an affiliate of a Lender which is majority-owned and controlled by such Lender or any corporation controlling such Lender; provided that the Agent shall provide a first written notice to the Loan Parties of such assignment (via email to the email address of the Loan Parties set forth in Section 11.02(a)(i) with a copy of such notice delivered via recognized nationwide courier service (with signature required to evidence receipt)), and a second such written notice no fewer than five (5) Business Days following the first written notice and delivered in the same manner as required of the first notice, and the Loan Parties shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Agent within ten (10) Business Days after having received the second written notice thereof;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loans, Commitments and/or L/C Commitments if such assignment is to a Person that is not a Lender or an affiliate of such Lender which is majority-owned and controlled by such Lender or any corporation controlling such Lender; and

(C)	the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Commitments.

(iv)	Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)	No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its affiliates or Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)	Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the Defaulting Lender or its assignee shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Loan Parties and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of (as applicable) a Lender and/or Issuing Bank under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Party hereto) but (i) shall continue to be entitled to the benefits of Article 4, Section 10.05, Section 11.03 and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, and (ii) shall continue to be obligated in respect of any liabilities or obligations that expressly survive any such assignment; provided, that except to the extent otherwise expressly agreed by each affected Party no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any Party hereunder arising from the assigning Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary Administrative Agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Issuing Banks, and the Commitments and L/C Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender and Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Except as registered in accordance with this Section 11.06(c), the Borrower shall not be obligated to recognize or treat any assignee of any interest or with respect to the Commitments, the L/C Commitments, any Loans or any L/C Obligations as a Lender, Issuing Bank or Person otherwise entitled to assert, enforce or otherwise participate in any rights or benefits with respect thereto or hereunder.

(d)          Participations. A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans held by it, or in its Commitment, provided that no purchaser of a participation (a “Participant”) shall have any rights or benefits under this Agreement or any Note (the Participant’s rights against such Lender in respect of such participation to be those set forth the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrower to any Lender in respect of Loans held by it, and its Commitment, shall be determined as if such Lender had not sold or agreed to sell any participation in such Loans and Commitment, and as if such Lender were funding each of such Loan and Commitment in the same way that it is funding the portion of such Loan and Commitment in which no participation has been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with the applicable Participant that it will not take any action of the type described in the second sentence of Section 11.01 hereof that requires the consent of each Lender affected thereby to the extent such action affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103- 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Disclosure. The Borrower agrees that any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees, participants or counterparties to any swap or derivative transaction relating to the transactions contemplated pursuant to this Agreement and potential assignees or participants hereunder or counterparties as aforesaid; provided that such assignees, participants or counterparties or potential assignees, participants or counterparties shall agree (i) to preserve the confidentiality of such information pursuant to a confidentiality agreement that provides for the same terms set forth in Section 11.07, (ii) not to disclose such information to a third party, and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

Section 11.07 Confidentiality. Each Agent, each Issuing Bank and each Lender agree to hold any confidential information that any of them may receive from the Loan Parties or any of their Subsidiaries or Affiliates pursuant to this Agreement or any of the Loan Documents or in connection with any transaction contemplated herein or therein in confidence except for disclosure: (a) to other Lenders; (b) to its affiliates, its and its affiliates’ officers, directors, employees, advisors, attorneys and other agents and service providers deemed reasonably necessary to effectuate the transaction contemplated herein or therein; provided that such parties shall be advised of the requirement to maintain the confidentiality of such information and such Agent, such Issuing Bank or such Lender, as the case may be, shall be responsible for any such party’s breach of such confidentiality agreement; (c) to regulatory officials having jurisdiction over such Agent, such Issuing Bank or such Lender, or financial industry regulatory bodies claiming oversight over such Agent, such Issuing Bank or such Lender; (d) as required by applicable law or legal process (provided that in the event any Agent, any Issuing Bank or any Lender is so required to disclose any such confidential information, such Agent, such Issuing Bank or such Lender shall, to the extent permitted by applicable law, endeavor to notify promptly the Loan Parties so that the Loan Parties may seek a protective order or other appropriate remedy); (e) to the extent permitted in Section 11.06(f) ; (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; and (g) subject to an agreement containing provisions substantially the same as those of this Section, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties. For purposes of this Agreement (x) the term “confidential information” means all information respecting the Loan Parties and their Subsidiaries and Affiliates, or any of them, other than (i) information previously filed with any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or which is otherwise available to the public, (ii) information which is delivered by the Loan Parties to the Agents, the Lenders and/or the Issuing Banks, which it expressly identifies as non-confidential, (iii) information previously published in any public medium from a source other than, directly or indirectly, the Agents, any Issuing Bank or any Lender, and (iv) information which is received by the Agents, the Issuing Banks or the Lenders from any third party, which such Agent, such Issuing Bank or such Lender reasonably believes, after due inquiry, was not and is not, violating any obligation of confidentiality to the Loan Parties (y) “affiliate” means, with respect to any Lender any Person that is wholly-owned by such Lender or any corporation by which such Lender is wholly owned.

Section 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, subject to the provisions in Section 11.18, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the applicable Agent for further application in accordance with the provisions of Section 4.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Agents promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09 Governing Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL ONLY BE BROUGHT IN THE COURTS OF THE STATE AND COUNTY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE RELEVANT PARTIES BY MAIL AT THEIR RESPECTIVE ADDRESSES ACCORDANCE WITH Section 11.02. EACH PARTY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

Section 11.10 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 11.11 Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or an emailed “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12 Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the Parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 11.01.

Section 11.13 Acknowledgement Regarding Any Supported QFCs . To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 11.13, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.14 Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

Section 11.15 USA Patriot Act Notice. Each Lender each Issuing Bank and each Agent (for itself and not on behalf of any Lenders or Issuing Banks) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identities each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender such Issuing Bank or such Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

Section 11.16 No Fiduciary Duties. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its affiliates, on the one hand, and the Agents, the Arrangers, Bookrunners and syndication the Agents listed on the cover page, the Issuing Banks and the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arrangers, Bookrunners and syndication Agents listed on the cover page, the Issuing Banks and the Lenders or their respective affiliates.

Section 11.17 Waiver of Jury Trial. The Borrower, the Agents, the Issuing Banks and the Lenders hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any Notes as may have been issued hereunder, the Letters of Credit or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. The Borrower (a) certifies that no representative, any Agent or attorney of any Lender, any Issuing Bank or any Agent has represented, expressly or otherwise, that such Lender any Issuing Banks or any Agent would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that the Agents, the Issuing Banks and the Lenders have been induced to enter into this Agreement and the other Loan Documents to which it is a party by, among other things, the waiver and certifications contained in this Section 11.17.

Section 11.18 Scope of Liability. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (but subject to the last sentence of this Section 11.18), no Lender, Agent, other Secured Party or other Person shall have any recourse against any past, present or future subsidiaries or managers, members, general partners, limited partners, stockholders or other owners, officers, directors, personnel, controlling persons, agents, representatives or employees of the Loan Parties or any of the Loan Parties’ Affiliates (other than the Loan Parties), (each, a “Non-Recourse Party”), for any liability to the Lenders arising in connection with any breach or default under this Agreement or any Loan Document, except to the extent the same is enforced against Borrower, and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and the Lenders shall look solely to Borrower (but not to any Non-Recourse Party or to any distributions received by or payments allowed to any Non-Recourse Party pursuant to the terms of this Agreement or any other Loan Document) and the Collateral and the rents, issues, profits, proceeds and products of the Collateral in enforcing rights and obligations under and in connection with the Loan Documents; provided, that (a) the foregoing provisions of this Section 11.18 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, the Notes, any other Collateral Document or other Loan Document, and the same shall continue until all Obligations have been fully paid, discharged, observed, or performed; and (b) the foregoing provisions of this Section 11.18 shall not limit or restrict the right of the Agents and/or the Lenders to name the Borrower as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, the Security Agreement or any other Loan Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the Collateral and the rents, issues, profits, proceeds or products of the Collateral. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 11.18 shall be deemed to (i) limit or restrict any right or remedy of the Lenders (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Borrower shall remain fully liable to the extent that such counterparty and the Borrower would otherwise be liable for its own actions with respect to, any fraud, willful misconduct, gross negligence or willful misrepresentation or (ii) limit in any respect the enforceability against the parties thereto (including any Non-Recourse Parties) of any Collateral Documents or any other Loan Document in accordance with their respective terms.

Section 11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions Limitation of Recourse. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such Parties, each Party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.20 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (NY State Technology Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

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